UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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Taubman Centers, Inc.
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TAUBMAN CENTERS, INC.
Notice of 2013 Annual Meeting of Shareholders
To be held May 29, 2013
To the Shareholders of Taubman Centers, Inc.:
The 2013 Annual Meeting of Shareholders of Taubman Centers, Inc. (the “Company”) will be held on Wednesday, May 29, 2013, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect three directors named in the accompanying proxy statement to serve until the 2016 Annual Meeting of Shareholders;

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013;

3.	To approve (on an advisory basis) the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
The Board of Directors has fixed the close of business on April 1, 2013 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.
We have elected again to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, lowers our expenses and conserves natural resources. On or about April 16, 2013, we intend to mail to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing instructions on how to access our 2013 proxy statement and 2012 annual report through the Internet and how to vote through the Internet. The notice also will include instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.
If you elected to receive the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting), and proxy card or voting instruction card will be enclosed. You can elect to receive future proxy materials by e-mail at no charge instead of receiving these materials by paper delivery by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years.
By Order of the Board of Directors
Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer
Bloomfield Hills, Michigan
April 9, 2013
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

(i)

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
Proxy Statement for 2013 Annual Meeting of Shareholders
References in this proxy statement to the “Company” mean Taubman Centers, Inc. and/or one or more subsidiaries, including, but not limited to, The Taubman Realty Group Limited Partnership (“TRG”), the Company's majority-owned subsidiary partnership through which the Company owns interests in shopping centers, Taubman Asia Management Limited, the management company which provides services to Taubman Properties Asia LLC and subsidiaries (“Taubman Asia”), the platform for the Company's expansion into China and South Korea, and The Taubman Company LLC (the “Manager”), which is approximately 99% beneficially owned by TRG and provides property management, leasing, development and other administrative services to, among others, the Company and its U.S. shopping centers. The Manager employs all U.S. employees of the Company and assists in all employee compensation matters.
This proxy statement contains information regarding the Annual Meeting of Shareholders of Taubman Centers, Inc. to be held at 11:00 a.m., Eastern time, on Wednesday, May 29, 2013 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 (the “annual meeting”). The Company's Board of Directors (the “Board”) is soliciting proxies for use at the annual meeting and at any adjournment or postponement of such meeting. On or about April 16, 2013, the Company intends to mail to its shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice (the “Notice”) containing instructions on how to access this proxy statement and the 2012 annual report through the Internet. Beneficial owners will receive a similar notice from their broker, bank or other nominee. In addition, on or about April 16, 2013, the Company and brokers, banks and other nominees will begin mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.
ABOUT THE MEETING
What is the purpose of the 2013 annual meeting?
At the 2013 annual meeting, holders of the Company's common stock (the “common stock”) and Series B Non-Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the common stock, the “Voting Stock”) will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of three directors named in this proxy statement to serve until the 2016 annual meeting of shareholders;

•	the ratification of the appointment of KPMG LLP (“KPMG”) as the Company's independent registered public accounting firm for the year ending December 31, 2013; and

•	the approval (on an advisory basis) of the compensation of our named executive officers.
We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is appropriately brought before the meeting, your properly voted proxy card or voting instruction card gives authority to your proxies to vote on such matter in their best judgment. The proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.
What are the Board's recommendations?
The Board recommends a vote:
Proposal 1 - FOR each of the director nominees listed in this proxy statement.
Proposal 2 - FOR the ratification of KPMG's appointment as the Company's independent registered public accounting firm for 2013.
Proposal 3 - FOR the advisory approval of the compensation of our named executive officers.

Who is entitled to vote?
Only record holders of Voting Stock at the close of business on April 1, 2013 (the “record date”) are entitled to receive notice of the annual meeting and to vote the shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.
What counts as Voting Stock?
The Company's common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company's 6.5% Series J Cumulative Redeemable Preferred Stock (the “Non-Voting Preferred Stock”) does not entitle its holders to vote at the annual meeting. No other shares of the Company's capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding.
What is the Series B Preferred Stock?
The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of units of limited partnership in TRG (“TRG units”) that they hold. If a TRG partner tenders its TRG units for common stock under the Company's Continuing Offer (described herein), it is required to tender an equal number of shares of Series B Preferred Stock. If a TRG partner exercises options to acquire TRG units and elects to hold TRG units, such partner may also acquire an equal number of Series B shares. As of the date hereof, Robert Taubman and William Taubman are the only TRG partners who are also employees. All other employees are not TRG partners and upon their exercise of options to acquire TRG units, the TRG units are automatically converted to shares of common stock under the Continuing Offer.
The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders and votes together with the common stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. Three current directors whose terms are not expiring, Robert Taubman, Lisa Payne and William Taubman, were nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 88,995,255 shares of Voting Stock were outstanding, consisting of 63,678,357 shares of common stock and 25,316,898 shares of Series B Preferred Stock. Proxies marked with abstentions or instructions to withhold votes, as well as broker non-votes (defined below), will be counted as present in determining whether or not there is a quorum.
What is the difference between holding shares as a shareholder of record and a beneficial owner?
Shareholders of Record.    If your shares are registered directly in your name with the Company's transfer agent, Computershare Shareowner Services, you are considered the shareholder of record with respect to those shares, and the applicable proxy materials are being sent directly to you by Broadridge Investor Communications Solutions on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the annual meeting.
Beneficial Owners.    Many of the Company's shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting.

Why did many shareholders receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
The Company has elected again to furnish proxy materials to you primarily through the Internet, which expedites the receipt of materials, lowers our expenses and conserves natural resources. If you received the Notice containing instructions on how to access this proxy statement and the 2012 annual report through the Internet, please do not mail in the Notice, as it is not intended to serve as a voting instrument.
How can I access the Company's proxy materials and other reports filed with the SEC?
The Company's website, www.taubman.com, under the Investing-SEC Filings tab provides free access to the Company's reports with the U.S. Securities and Exchange Commission (“SEC”) as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. Further, you can view these documents on a website maintained by the SEC at www.sec.gov.
As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials through the Internet (at www.proxyvote.com). The Notice includes a control number that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. If you would like additional paper copies without charge, please send a written request to the Company's executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.
The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.
May I vote my shares in person at the annual meeting?
Even if you plan to be present at the meeting, the Company encourages you to vote your shares prior to the meeting.
Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares and bring such proxy to the annual meeting.
Can I vote my shares without attending the annual meeting?
By Mail.    If you received your annual meeting materials by paper delivery, you may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice, as it is not intended to serve as a voting instrument.
By Telephone.    If you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.
Through the Internet.    You may vote through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number that was provided on your Notice, proxy card, voting instruction card, or e-mail notification. If you do not have any of these materials and are a shareholder of record, you may contact Taubman Centers Investor Services (248-258-7367) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.
Can I change my vote?
Shareholders of Record.    You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card bearing a later date, through the Internet, by telephone, or by attending the annual meeting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation with the Secretary of the Company. You may also revoke your proxy at any time by delivering a later-dated written revocation to the Secretary of the Company.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What if I beneficially own shares through the Company's 401(k) Plan?
Your proxy will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. To allow sufficient time for the trustee to vote your shares, your proxy must be received by 11:59 p.m. Eastern time on May 23, 2013. If you would like to revoke or change your voting instructions, you must do so by such time and date.
What does it mean if I receive more than one Notice, proxy card or voting instruction card?
If you receive more than one Notice, proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Company's transfer agent. Please take action with respect to each Notice, proxy card and voting instruction card that you receive. The Company recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.
What if I do not vote for some of the proposals?
Shareholders of Record.    Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
Beneficial Owners.    If you hold your shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company's independent registered public accounting firm, but do not have discretion to vote on non-routine matters. For all other matters at the annual meeting, the Company believes that your bank, broker or nominee will be unable to vote on your behalf if you do not instruct them on how to vote your shares. If you do not provide voting instructions, your shares will be considered “broker non-votes” with regard to the non-routine proposals because the broker will not have discretionary authority to vote thereon. Therefore, it is very important for you to vote your shares for each proposal.
What vote is required to approve each item?
Proposal 1-Election of Directors. The three nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of three directors, Jerome Chazen, Craig Hatkoff and Ronald Tysoe, whose terms are expiring. Withheld votes and broker non-votes will have no effect on the outcome of the vote.
Proposal 2-Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to ratify the Audit Committee's appointment of KPMG as the Company's independent registered public accounting firm for the year ending December 31, 2013. Abstentions will have the same effect as a vote against the matter.
Proposal 3-Advisory Approval of the Compensation of Our Named Executive Officers. The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to approve the compensation of our named executive officers. Abstentions and broker non-votes will have the same effect as a vote against the matter.
Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. However, by a vote of the shares present, even if less than a quorum, the meeting may be adjourned to another place and time for a period not exceeding 30 days in any one case. The Board does not propose to conduct any business at the annual meeting other than as stated above.
Although the advisory votes in Proposal Nos. 2 and 3 are not binding on the Company, the Board and/or respective Committee will take your vote into consideration in determining future activities.
Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Wednesday, May 29, 2013 at The Townsend Hotel for any purpose reasonably relevant to the meeting.
How do I find out the voting results?
The Company intends to announce preliminary voting results at the annual meeting and intends to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Ownership Table
The following table sets forth information regarding the beneficial ownership of the Company's equity securities as of April 1, 2013 by each of the directors and named executive officers and all of the directors and executive officers as a group. The following table also sets forth information regarding the beneficial ownership of the Company's Voting Stock by beneficial owners of more than 5% of either class of the Company's Voting Stock. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate. The notes to the table include information regarding Series B Preferred Stock holdings of Robert Taubman, William Taubman and A. Alfred Taubman. The notes also include the percentage ownership of the shares of common stock and/or Series B Preferred Stock on a separate basis to the extent the holder's ownership of such class represents greater than 1% of the outstanding shares. Further, the notes to the table include shares of the Company's Non-Voting Preferred Stock held by directors or executive officers, if any, including the percentage ownership of the Non-Voting Preferred Stock on a separate basis to the extent the holder's ownership of such class represents greater than 1% of the outstanding shares. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the shares listed below.

		Number of Shares Which Can Be Acquired Within 60 Days of Record Date
Directors, Executive Officers and More Than 5% Shareholders(1)	Number of Shares Owned Directly or Indirectly	Upon Exercise of Options Exercisable Within 60 Days	Held in Deferral Plans(2)	Number of Shares Beneficially Owned		Percent of Shares
Robert S. Taubman	24,942,055	307,416	871,262	26,120,733	(3)(8)	29.0
Lisa A. Payne	125,112	—	—	125,112	(4)	*
William S. Taubman	24,799,994	170,731	—	24,970,725	(5)(8)	28.0
René Tremblay	—	—	—	—		*
Stephen J. Kieras	173,867	—	—	173,867		*
Graham T. Allison	3,109	—	18,631	21,740		*
Jerome A. Chazen	60,000	—	21,342	81,342		*
Craig M. Hatkoff	7,499	—	—	7,499		*
Peter Karmanos, Jr.	50,000	—	18,631	68,631		*
William U. Parfet	12,645	—	18,379	31,024		*
Ronald W. Tysoe	—	—	8,960	8,960		*
A. Alfred Taubman	22,958,254	—	—	22,958,254	(6)(8)	25.8
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
Gayle Taubman Kalisman	22,504,204	—	—	22,504,204	(7)(8)	25.3
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
Taubman Ventures Group LLC	22,498,279	—	—	22,498,279	(8)	25.3
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
The Vanguard Group, Inc.	7,182,239	—	—	7,182,239	(9)	8.1
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	4,985,429	—	—	4,985,429	(10)	5.6
40 East 52nd Street New York, NY 10022
Vanguard Specialized Funds-Vanguard REIT Index Fund	4,084,272	—	—	4,084,272	(11)	4.6
100 Vanguard Blvd. Malvern, PA 19355
CBRE Clarion Securities, LLC	3,642,821	—	—	3,642,821	(12)	4.1
201 King of Prussia Rd., Suite 600 Radnor, PA 19087
Directors and Executive Officers as a Group (13 persons)	25,458,807	478,147	957,205	26,894,159	(13)	29.7
___________________

*	less than 1%

(1)
The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Except as set forth in note 3 regarding TRG units subject to issuance under the option deferral agreement, the share figures assume that all TRG units issued upon the exercise of options (“options”) granted under the 1992 Option Plan or the 2008 Omnibus Plan will be immediately exchanged for an equal number of shares of common stock in accordance with the Company's exchange offer (the “Continuing Offer”) to holders of options and certain partners in TRG. Share figures shown also assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of TRG units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of April 1, 2013, there were 88,995,255 beneficially owned shares of Voting Stock outstanding, consisting of 63,678,357 shares of common stock and 25,316,898 shares of Series B Preferred Stock.

(2)	See note 3 below for a description of Robert Taubman's option deferral agreement.
Under the Taubman Centers, Inc. Non-Employee Directors' Deferred Compensation Plan, the restricted share units granted are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control.

(3)
Consists of (A) 5,925 shares of Series B Preferred Stock that Robert Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (“R&W”), a company owned by Robert Taubman and his brother, William Taubman (shared voting and dispositive power), 22,311,442 shares of Series B Preferred Stock owned by Taubman Ventures Group LLC (“TVG”) (shared voting and dispositive power), and 871,262 shares of Series B Preferred Stock subject to issuance under an option deferral agreement (See “Nonqualified Deferred Compensation in 2012” for a description of such agreement) (in the aggregate, 93.7% of the Series B Preferred Stock) and (B) 2,913 shares of common stock that Robert Taubman owns, 307,416 shares of common stock that Robert Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 184,000 shares of common stock owned by his wife, 17,475 shares of common stock owned in UTMA accounts for the benefit of his children, 894,967 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in the aggregate, 2.5% of the common stock).

To avoid duplication, excludes 5,925 TRG units that Robert Taubman owns, 1,338,496 TRG units owned by R&W, the TRG units owned by TVG and 871,262 TRG units subject to issuance under the option deferral agreement. Also excludes all shares and TRG units owned by TG Partners, LLC (“TG Partners”) because, although he has an ownership interest in such entity, Robert Taubman has no voting or dispositive control over such entity's assets. Robert Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG or TG Partners beyond his pecuniary interest in such entities. See notes 6 and 8.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 894,967 shares of common stock, to Citibank, N.A. as collateral for various loans.

(4)	125,112 shares of common stock owned are pledged as security for a credit facility with Bank of America, N.A. As of April 1, 2013, the balance outstanding on the related loan is $1,007,619.
Ms Payne is party to a 10b5-1 trading plan entered into on February 20, 2013. The plan provides for monthly sales of 4,500 shares of common stock, beginning May 1, 2013, if the specified minimum trading price is satisfied. Shares that are not sold in a particular month will be available for sale in subsequent months under the plan. A maximum of 45,000 shares remain available for sale under the plan as of April 1, 2013, which is set to expire on February 28, 2014.

(5)
Consists of (A) 5,925 shares of Series B Preferred Stock that William Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power), and 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power) (in the aggregate, 93.4% of the Series B Preferred Stock), and (B) 28,626 shares of common stock that William Taubman owns, 170,731 shares of common stock that William Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 33,701 shares of common stock owned in UTMA accounts for the benefit of his children, 894,967 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in the aggregate, 2.1% of the common stock).

To avoid duplication, excludes 5,925 TRG units that William Taubman owns, 1,338,496 TRG units owned by R&W, and the TRG units owned by TVG. Also excludes all shares and TRG units owned by TG Partners because, although he has an ownership interest in such entity, William Taubman has no voting or dispositive control over such entity's assets. William Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG and TG Partners beyond his pecuniary interest in such entities. See notes 6 and 8.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 894,967 shares of common stock, to Citibank, N.A. as collateral for various loans.

(6)
Includes 100 shares of common stock owned by A. Alfred Taubman's revocable trust and 186,837 shares of common stock owned by TVG (shared voting and dispositive power). Also includes 9,875 shares of Series B Preferred Stock owned by A. Alfred Taubman's revocable trust, 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power) and 450,000 shares of Series B Preferred Stock owned by TG Partners (in the aggregate, 89.9% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. A. Alfred Taubman, through control of the managing member of TG Partners (through A. Alfred Taubman's revocable trust), has sole authority to vote and (subject to certain limitations) dispose of the shares of Series B Preferred Stock owned by TG Partners, and therefore A. Alfred Taubman may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock owned by TG Partners. A. Alfred Taubman disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG and TG Partners beyond his pecuniary interest in those entities.

(7)
Consists of 5,925 shares of Series B Preferred Stock that Gayle Taubman Kalisman owns and 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power) (in the aggregate, 88.2% of the Series B Preferred Stock) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power).

To avoid duplication, excludes 5,925 TRG units that Gayle Taubman Kalisman owns and the TRG units owned by TVG. Also excludes all shares and TRG units owned by TG Partners because, although she has an ownership interest in such entity, Gayle Taubman Kalisman has no voting or dispositive control over such entity's assets. Gayle Taubman Kalisman disclaims any beneficial interest in the Voting Stock and TRG units owned by TVG and TG Partners beyond her pecuniary interest in such entities. See notes 6 and 8.

(8)
A. Alfred Taubman, Robert Taubman, William Taubman and Gayle Taubman Kalisman may be deemed to beneficially own 186,837 shares of common stock owned by TVG and 22,311,442 shares of Series B Preferred Stock owned by TVG. To avoid duplication, excludes the TRG units owned by TVG. Each person disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG beyond such person's pecuniary interest in TVG. TVG has pledged 2,000,000 shares of Series B Preferred Stock and 2,000,000 TRG units to Comerica Bank as collateral for a credit facility.

(9)
Pursuant to Schedule 13G/A filed with the SEC on February 11, 2013. Represents 11.3% of the common stock. The Vanguard Group, Inc. has sole power to vote 137,673 shares, shared power to vote 47,500 shares, sole power to dispose of 7,078,966 shares, and shared power to dispose of 103,273 shares.

(10)	Pursuant to Schedule 13G/A filed with the SEC on February 1, 2013. Represents 7.8% of the common stock. This report includes holdings of various subsidiaries of the holding company.

(11)	Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2013. Represents 6.4% of the common stock. Vanguard Specialized Funds-Vanguard REIT Index Fund has sole power to vote 4,084,272 shares.

(12)
Pursuant to Schedule 13G/A filed with the SEC on February 13, 2013. Represents 5.7% of the common stock. CBRE Clarion Securities, LLC has sole power to vote 1,431,147 shares and sole power to dispose of 3,642,821 shares.

(13)
Consists of an aggregate of (A) 1,797,019 shares of common stock beneficially owned and 478,147 shares of common stock that such persons have the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, and 85,943 shares of common stock subject to issuance under the Non-Employee Directors' Deferred Compensation Plan (in the aggregate, 3.7% of the common stock), and (B) 23,661,788 shares of Series B Preferred Stock beneficially owned and 871,262 shares of Series B Preferred Stock subject to issuance under the option deferral agreement (see note 3 above) (in the aggregate, 93.7% of the Series B Preferred Stock).

See notes 3, 4, 5 and 8 for shares and units pledged as collateral.

Ownership Limitation
Under the Company's Restated Articles of Incorporation (the “Articles”), in general, no shareholder may own more than 8.23% (the “General Ownership Limit”) in value of the Company's “Capital Stock” (which term refers to the common stock, preferred stock and Excess Stock, as defined below). The Articles specifically permit two pension trusts to each own 9.9% in value of the Company's Capital Stock and a third pension trust to own 13.74% in value of the Company's Capital Stock (collectively, the “Existing Holder Limit”). In addition, the Board of Directors has the authority to allow a “look through entity” to own up to 9.9% in value of the Capital Stock (the “Look Through Entity Limit”), provided that after application of certain constructive ownership rules under the Internal Revenue Code and rules defining beneficial ownership under the Michigan Business Corporation Act, no person would constructively or beneficially own more than the General Ownership Limit. A look through entity is an entity (other than a qualified trust under Section 401(a) of the Internal Revenue Code, certain other tax-exempt entities described in the Articles, or an entity that owns 10% or more of the equity of any tenant from which the Company or TRG receives or accrues rent from real property) whose beneficial owners, rather than the entity, would be treated as owning the capital stock owned by such entity. Changes in the ownership limits cannot be made by the Board and would require an amendment to our Articles. Amendments to the Articles require the affirmative vote of holders owning not less than two-thirds of the outstanding Voting Stock.
The Articles provide that if the transfer of any shares of Capital Stock or a change in the Company's capital structure would cause any person (the “Purported Transferee”) to own Capital Stock in excess of the General Ownership Limit, the Look Through Entity Limit, or the applicable Existing Holder Limit, then the transfer is to be treated as invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of “Excess Stock.” A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock. Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by the Company's Board of Directors (each, a “Designated Charity”). An agent designated from time to time by the Board (each, a “Designated Agent”) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock, take delivery of the certificates evidencing the shares that have become Excess Stock, and receive any distributions paid to the Purported Transferee with respect to those shares. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity. A Purported Transferee must notify the Company of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person's ownership of the capital stock as the Company requests.
Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of the Company) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee's unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director's election.
A. Alfred Taubman, Robert Taubman, William Taubman and Gayle Taubman Kalisman may be deemed to beneficially own 25.8%, 29.0%, 28.0% and 25.3% of the Voting Stock, respectively, as of the record date, and the combined Taubman family beneficial ownership (although not a “group” for purposes of beneficial ownership) includes 95.3% and 2.1% of the Series B Preferred Stock and common stock outstanding, respectively, as of the record date. The Series B Preferred Stock is convertible into shares of common stock at a ratio of 14,000 shares of Series B Preferred Stock to one share of common stock, and therefore one share of Series B Preferred Stock has a value of 1/14,000ths of the value of one share of common stock. Accordingly, the foregoing ownership of Voting Stock does not violate the ownership limitations set forth in the Company's charter.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the 2016 annual meeting of shareholders or until such director's earlier resignation, retirement or other termination of service. The Board has re-nominated Jerome Chazen, Craig Hatkoff and Ronald Tysoe for new three-year terms. Each of the nominees have consented to be named in this proxy statement and agreed to continue to serve as a director if elected by the shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant. Additional information regarding the directors and director nominees of the Company is set forth below.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE COMPANY'S THREE DIRECTOR NOMINEES THAT STAND FOR RE-ELECTION.
Under the Company's Restated Articles of Incorporation, a majority of the Company's directors must not be officers or employees of the Company or its subsidiaries. The directors and director nominees of the Company are as follows:

Name	Age	Title	Term Ending
Jerome A. Chazen	86	Director	2013
Craig M. Hatkoff	59	Director	2013
Ronald W. Tysoe	60	Director	2013
Robert S. Taubman	59	Chairman of the Board, President and Chief Executive Officer	2014
Lisa A. Payne	54	Vice Chairman, Chief Financial Officer and Director	2014
William U. Parfet	66	Director	2014
Graham T. Allison	73	Director	2015
Peter Karmanos, Jr.	70	Director	2015
William S. Taubman	54	Chief Operating Officer and Director	2015

Director Background and Qualifications
As set forth in the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure an appropriate Board composition. The Nominating and Corporate Governance Committee believes that Board members must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company's business, to enable the Board to fulfill its oversight responsibilities and act in the best interests of shareholders. In addition, the Nominating and Corporate Governance Committee believes that directors and nominees with the following qualities and experiences can assist in meeting this goal:

•
Senior Leadership Experience.    Directors with experience in significant leadership positions provide the Company with experience and perspective in analyzing, shaping and overseeing the execution of operational, organizational and policy issues at a senior level. Further, they have a practical understanding of balancing operational needs and risk management. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit the Company.

•
Business Entrepreneurship and Transactional Experience.    Directors who have a background in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures, and/or growing via mergers and acquisitions. Further, they have a practical understanding of the importance of “fit” with the Company's culture and strategy, the valuation of transactions and business opportunities, and management's plans for integration with existing operations. Continuing efforts to expand in Asia and the determination to pursue developing outlet centers have benefitted from the Board's entrepreneurial experience.

•
Financial and Accounting Experience.    An understanding of the financial markets, corporate finance, accounting requirements and regulations, and accounting and financial reporting processes allows directors to understand, oversee and advise management with respect to the Company's operating and strategic performance, capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also seeks to have a number of directors who qualify as financial experts under SEC rules, and we expect all of our directors to be financially knowledgeable.

•
Real Estate Experience.    An understanding of real estate issues, particularly with respect to regional mall shopping centers, department stores and other key tenants, real estate development and real estate investment companies generally, allows directors to bring critical industry-specific knowledge and experience to our company. Education and experience in the real estate industry is useful in understanding the Company's development, leasing and management of shopping centers, acquisition and disposition of centers, the Company's strategic vision and the competitive landscape of the industry.

•
Brand Marketing Expertise.    The Company utilizes a retailing approach to the management and leasing of its centers, with a key focus on having a large, diverse selection of retail stores in each center and a constantly changing mix of tenants to address retail trends and new retail concepts. The Company also provides innovative initiatives to heighten the shopping experience and build customer loyalty. Directors who have brand marketing experience and/or knowledge of the fashion industry can provide expertise and guidance as the Company seeks to maintain and expand brand and product awareness and a positive reputation.

•
Public Company Board Experience.    Directors who serve or have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

•
Global Expertise.    The Company is expanding its platform into China and South Korea, and therefore directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

The following sets forth the business experience during at least the past five years of each Board nominee and each of the directors whose term of office will continue after the annual meeting. In addition, the following includes, for each director, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that each of the directors should serve on the Board at this time in light of the goals set forth above.
Jerome A. Chazen.    Mr. Chazen has served as a director of the Company since its initial offering in 1992. Mr. Chazen has been the Chairman of Chazen Capital Partners, a private investment company, since 1996. Mr. Chazen is also the Chairman Emeritus of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.), a company he founded with three other partners in 1976. Mr. Chazen is also the founder of the Jerome A. Chazen Institute of International Business, the focal point of all international programs at Columbia University Business School. Mr. Chazen served as a director of Atrinsic, Inc. (f/k/a New Motion, Inc.) from 2005 to 2012. He also serves as a board member, executive or trustee for numerous educational and charitable organizations.
Mr. Chazen has significant knowledge of the Company and its culture based on his 21 years of service as a director. Mr. Chazen has in-depth knowledge and expertise in retail shopping, brand marketing, senior leadership, strategic planning, and international business through his development and leadership of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.), which enables him to provide a unique insight to the Company's tenants, centers and international expansion. Mr. Chazen also has significant expertise in entrepreneurship, finance and accounting, executive management, acquisitions and dispositions, and strategic planning through his private investment entity and numerous charitable organizations. Mr. Chazen also has Board and Board committee experience at other public companies, which enables him to provide significant insight as to governance and compliance-related matters.
Craig M. Hatkoff.    Mr. Hatkoff has served as a director of the Company since 2004. Mr. Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000, and served on the Board of Directors from 1997 to 2010. From 2002 to 2005, Mr. Hatkoff was a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc. Previously, he spent 11 years at Chemical Bank, including as co-head of the real estate investment banking unit, where he was a pioneer in commercial mortgage securitization. Mr. Hatkoff is a co-founder of the Tribeca Film Festival. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children's publishing and entertainment and is a private investor in other entrepreneurial ventures. Mr. Hatkoff has been a director of SL Green Realty Corp since January 2011.
Mr. Hatkoff has in-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management through his work with Chemical Bank, Victor Capital Group and Capital Trust. As a result of the foregoing, Mr. Hatkoff provides a unique insight into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives. He also possesses entrepreneurial, brand marketing and senior leadership experience through his service on the Boards of numerous educational and charitable organizations. Mr. Hatkoff also has extensive Board and Board committee experience at other public companies, including his current service at SL Green Realty and his long-standing service to Capital Trust, which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies.

Ronald W. Tysoe.   Mr. Tysoe has served as a director of the Company since 2007. Mr. Tysoe was a Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007. Prior to that he was Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy's, Inc.), a position he held since April 1990. Mr. Tysoe served as Chief Financial Officer of Federated from 1990 to 1997 and served on the Federated Board of Directors from 1988 until 2005. Mr. Tysoe is currently a member of the Board of Directors of the following companies and currently serves on the following Board committees: Scripps Networks Interactive, Inc. (spun off from E.W. Scripps Company), a media and broadcasting enterprise, since July 2008 (Chairman of the Audit Committee and a member of the Compensation Committee); Canadian Imperial Bank of Commerce, since February 2004 (Chairman of the Audit Committee and a member of the Corporate Governance Committee); Cintas Corporation, since December 2007 (Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee); and Pzena Investment Management, Inc., since December 2008 (member of the Audit, Compensation and Corporate Governance Committees). He also served as a director of Retail Investment Opportunities Corp (f/k/a NRDC Acquisition Corp., a special purpose acquisition corporation listed on the Amex exchange) from October 2007 to December 2009 (served on the Audit and Compensation Committees), and Ohio Casualty Corporation from February 2006 to September 2007 (served on the Audit and Governance Committees).

Mr. Tysoe's long-standing service as a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters. Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally. In addition, he possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer. Mr. Tysoe has extensive Board and Board committee experience at other public companies across many industries, including through his current service to four other public companies, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters. As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules.

Robert S. Taubman.    Mr. Taubman is the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. Mr. Taubman has been Chairman since December 2001 and President and CEO since 1990. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman has been a director of Comerica Bank and related predecessor boards since 1987 (currently, a member of the Enterprise Risk Committee) and of Sotheby's Holdings, Inc., the international art auction house, since 2000 (currently, Chairman of the Compensation Committee and a member of the Finance Committee). He is also the Chairman (three-year term beginning July 2012) and a director of the Real Estate Roundtable, a member and former Trustee of the Urban Land Institute, a member of the Executive Committee of the National Association of Real Estate Investment Trusts, and a former trustee of the International Council of Shopping Centers. Mr. Taubman is the brother of William Taubman.
Mr. Taubman has led the Company as a principal executive officer for 37 years, as a director for 21 years and as Chairman for 12 years. Mr. Taubman is a recognized leader in the REIT and regional mall industries. Mr. Taubman has a unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of the Company gives him critical insights into the Company's operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function. Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT and regional mall industries on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants. Mr. Taubman's extensive Board and Board committee experience at other public companies, including through his current and long-standing service as a director of Comerica Bank and Sotheby's Holdings, also provide him significant insight as to governance and compliance-related matters of public companies generally.
Lisa A. Payne.    Ms. Payne is the Chief Financial Officer and Vice Chairman of the Company, appointed in 2005, and previously served as the Executive Vice President and the Chief Financial and Administrative Officer of the Company from 1997 to 2005. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996. Ms. Payne has served as a trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies, since 2005 and a director of Masco Corporation since 2007 (currently, a member of the Audit, Compensation and Governance Committees).
Ms. Payne has led the Company as a principal executive officer and director for 16 years. Ms. Payne also has a unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. Her day-to-day leadership of the Company gives her critical insights into the Company's operations, strategy and competition, and allows her to facilitate the Board's ability to perform its critical oversight function. Through her work at the Company and in the investment banking community, she possesses an in-depth knowledge of the REIT and regional mall industries on a global basis, including with respect to the financial markets and corporate finance, and has significant expertise in financial and accounting matters.

Ms. Payne also has significant relationships with key financing sources. Ms. Payne's Board and Board committee experience at Masco also provides her with significant insight as to governance and compliance-related matters of public companies generally.
William U. Parfet.    Mr. Parfet has served as a director of the Company since 2005. Mr. Parfet is currently Chairman and Chief Executive Officer of MPI Research, a Michigan-based, privately-held pre-clinical toxicology research laboratory. He joined MPI Research in November 1995 as co-Chairman and has served as Chairman and Chief Executive Officer since 1999. From 1993 to 1996, he served as president and chief executive officer of Richard-Allan Medical Industries (now Thermo Fisher Scientific Inc.), a worldwide manufacturer of surgical and laboratory products. Prior to that, from 1973 to 2003, he served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the Board. Previously, Mr. Parfet also served as Trustee for the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board (FASB), as a member of the Emerging Issues Task Force (EITF), and as National Chairman of the Financial Executives Institute. Mr. Parfet has served on the boards of Monsanto Company since June 2000 (currently Chairman of the Audit and Finance Committee and a member of the Executive and People and Compensation Committees) and Stryker Corporation since 1993 (currently a member of the Audit Committee and the Governance and Nominating Committee, and the Non-Executive Chairman).
Mr. Parfet's long-standing service as an executive and director of multinational companies has provided him with extensive knowledge and experience in executive management, transactional, brand marketing, strategic planning and international business matters. In addition, he possesses an in-depth knowledge of accounting, finance and capital markets resulting from his executive and director positions, which included serving as a chief financial officer, controller and treasurer of a multinational corporation, as well as his numerous leadership positions with national financial and accounting industry groups. Mr. Parfet also has extensive Board and Board committee experience at other public companies, including through his current and long-standing service as a director of Monsanto Company and Stryker Corporation. Such Board experience, including his role as lead independent director at Stryker, enables Mr. Parfet to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters. As a result of the foregoing expertise and experience, Mr. Parfet qualifies as a financial expert under SEC rules.
Graham T. Allison.    Mr. Allison has served as a director of the Company since 1996, as well as one year of service from 1993 to 1994 prior to becoming the United States Assistant Secretary of Defense in the first Clinton administration. Mr. Allison is the Douglas Dillon Professor of Government and the Director of the Belfer Center for Science and International Affairs at Harvard University, serving in such capacities since 1995. He has been a leading analyst of U.S. national security and defense policy for over three decades. As “founding dean” of the Kennedy School of Harvard University, Mr. Allison built a major professional school of public policy and government from 1977 to 1989. Mr. Allison also served as a special advisor to the Secretary of Defense under President Reagan and numerous public committees and commissions related to national security and defense issues. He served as a director of Natixis Global Asset Management, the Loomis Sayles Funds and the Hansburger Funds from 1984 to 2012. He also previously served as a director of CDC Nvest Funds and IXIS Asset Advisors, as well as Belco Oil and Gas, Chase Manhattan Bank, Getty Oil Company, and USEC. He has served as a director of Joule Biotechnologies since 2009.
Mr. Allison has significant knowledge of the Company and its culture based on his 17 years of service as a director. Mr. Allison's extensive Board and Board committee experience across industries enables him to provide significant insight as to governance and compliance-related matters. Mr. Allison's extensive knowledge and experience in complex international affairs and government policy, and the resulting significant contacts he has established therefore, has benefitted the Company's development plans domestically and internationally. His career in academia and government policy also has provided a unique insight into strategic planning and risk management issues.
Peter Karmanos, Jr.    Mr. Karmanos has served as a director of the Company since 2000. Mr. Karmanos is the founder of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos served as a director of Compuware from its inception in 1973 to March 2013, as its Chairman from November 1978 to March 2013, as its Executive Chairman from June 2011 to March 2013, as its Chief Executive Officer from July 1987 to June 2011, and as its President from October 2003 to March 2008. Mr. Karmanos founded the Barbara Ann Karmanos Institute and is a co-owner of the Carolina Hurricanes. Mr. Karmanos has been a director of Worthington Industries, Inc. since 1997 (currently a member of its Compensation and Executive Committees and Chair of its Nominating and Governance Committee).
Mr. Karmanos has significant knowledge of the Company and its culture based on his 13 years of service as a director. Mr. Karmanos has significant expertise and experience in public company management, entrepreneurial leadership, brand marketing, strategic planning, international business and informational technology resulting from his development and leadership of Compuware for over 40 years, from start-up to member of the S&P 500. Mr. Karmanos' unique perspective enables him to bridge the gap between Chairman and CEO and the independent directors of a public company. He also has in-depth entrepreneurial and strategic planning experience from his leadership of numerous civic and charitable organizations, many of which are focused on finance, technology and business matters. Mr. Karmanos also has extensive Board and Board committee experience at other public companies, including through his long-standing service as a director of Worthington Industries and Compuware (as Executive Chairman), which enables him to provide significant insight as to governance and compliance-related matters.
William S. Taubman.    Mr. Taubman is the Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. Mr. Taubman also serves as a member of the Board and the Executive Committee of the International Council of Shopping Centers and was a past Chairman of the Board, and is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts. He is also Chairman of New Detroit and serves on the Board of Governors for the Museum of Arts & Design in New York. Mr. Taubman is the brother of Robert Taubman.
Mr. Taubman has led the Company as a principal executive officer for 19 years and as a director for 13 years. Mr. Taubman has a unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of the Company gives him critical insights into the Company's operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function. Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT and regional mall industries on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants. He also served as a financial analyst specializing in mergers and acquisitions before joining the Company.
Director Independence
The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. The Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director's independence. The Company's Corporate Governance Guidelines set forth the NYSE objective requirements and the Company's additional categorical standards for Board independence, as well as additional independence standards for members of the Audit Committee established by the SEC and the NYSE.
The Board has determined, after considering all of the relevant facts and circumstances including written information provided by each director, that Messrs. Allison, Chazen, Hatkoff, Karmanos, Parfet and Tysoe are “independent” from management in accordance with the NYSE listing standards and the Company's Corporate Governance Guidelines. In particular, the Board considered that Mr. Parfet is a member of the Board for the College of Creative Studies in Detroit, Michigan. The Company, the A. Alfred Taubman Foundation and Robert Taubman and his wife contributed $22,290 in aggregate to the College of Creative Studies in 2012, and A. Alfred Taubman previously made a $15 million testamentary pledge. The Board determined these donations and pledge did not impair independence because (A) A. Alfred Taubman has been a member of the Board for the College of Creative Studies since October 1987 and serves as chairman of the building committee, and (B) Mr. Parfet did not solicit any of such donations and pledge.
The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit Committee independence standards established by the SEC and the NYSE.

BOARD MATTERS
The Board of Directors
General
The Board has general oversight responsibility for the Company's affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Company's day-to-day management, it stays regularly informed about the Company's business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in overseeing, among other things, the Company's strategic and financial planning process, leadership development, as well as other functions carried out through the Board committees as described below. The Board also performs an annual performance review of the Board and individual directors.
Board Leadership
Our Board is led by Robert Taubman, the Company's Chairman, President and Chief Executive Officer. Although the Board recognizes the increasing utilization of Non-Executive Chairmen and lead directors in many public companies, the Board believes its current leadership structure is most appropriate for the Company and best serves the shareholders of the Company at the current time, as it has since Robert Taubman became Chairman in 2001. There is no “one size fits all” approach to ensuring independent leadership. The Board believes that its independent directors, who represent two-thirds of the Board, are deeply engaged and provide significant independent leadership and direction given their executive and Board experience noted above. See “Proposal 1-Election of Directors-Director Background and Qualifications.” The independent directors are the sole members of the Audit, Nominating and Corporate Governance, and Compensation Committees, collectively which oversee critical matters of the Company such as the integrity of the Company's financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of the Company's corporate governance policies and structures. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.
Risk Management
The Board oversees the Company's risk management. This oversight is administered primarily through the following:

•	the Board's review and approval of the management annual business plan and five-year strategic plan, including the projected opportunities and challenges facing the business each year;

•	the Board's review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board's oversight of the implementation of an enterprise risk management framework;

•	the Board's oversight of succession planning;

•	the Board's oversight of capital spending and financings, and acquisitions and dispositions;

•
the Audit Committee's oversight of accounting and financial reporting processes, internal control over financial reporting, and disclosure controls, and the internal audit function, including its discussions with management, the independent accountants and internal auditors regarding the quality and adequacy thereof, as well as legal and regulatory compliance and the code of conduct and related person transactions;

•	the Nominating and Corporate Governance's oversight of the corporate governance policies of the Company and leadership in the self-evaluation assessments of the Board and committees; and

•
the Compensation Committee's review and approvals regarding executive officer compensation and its relationship to the Company's business plan, as well its review of compensation plans generally and the related incentives, risks and risk mitigants.

Meetings
The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. In 2012, the Board held seven meetings. During 2012, each director attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which he or she served. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company's policy to schedule a meeting of the Board on the date of the annual meeting of shareholders. All directors attended the 2012 annual meeting in person or via conference call, except Messrs. Parfet and Allison.
Non-management directors hold regularly scheduled executive sessions at which they meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Board and other corporate governance policies and procedures, see “-Corporate Governance.” For information on how you can communicate with the Company's non-management directors, including the presiding director, see “-Communication with the Board.”
Committees of the Board
The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and often has executive sessions at which they meet without the presence of management or with certain members of management. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company's website, www.taubman.com, under Investing-Corporate Governance. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings in 2012 of such committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Graham T. Allison	—	—	X	X
Jerome A. Chazen	Chair	X	—	—
Craig M. Hatkoff	—	Chair	X	—
Peter Karmanos, Jr.	—	X	—	—
William U. Parfet	X	—	Chair	—
Lisa A. Payne	—	—	—	—
Robert S. Taubman	—	—	—	Chair
William S. Taubman	—	—	—	—
Ronald W. Tysoe	X	—	—	X
Meetings	9	2	2	2
Audit Committee
The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal control over financial reporting, disclosure controls and internal audit function, as well as legal and regulatory compliance and the code of conduct and related person transactions. In addition, the Audit Committee engages the independent registered public accounting firm and approves its work plan. See “Audit Committee Disclosure,” “Report of the Audit Committee” and the Audit Committee's charter for additional information on the responsibilities and activities of the Audit Committee.
The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that Mr. Parfet and Mr. Tysoe each qualify as an “audit committee financial expert” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.
In accordance with NYSE rules, an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such person to effectively serve on the Audit Committee and discloses such determination. Mr. Tysoe, appointed to the Audit Committee and Board in December 2007, is a member of more than two other public company audit committees. In March 2013, after considering all of the relevant facts and circumstances, including but not limited to Mr. Tysoe's other activities and commitments (noting, in particular, that he does not have full time employment other than his service on various Boards) as well as his exemplary service to the Board and Audit and Executive Committees since his appointment, the Board determined that the foregoing would not impair Mr. Tysoe's ability to effectively serve on the Audit Committee.
Compensation Committee
The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company's senior management. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company's compensation programs.

See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee's charter for additional information on the responsibilities and activities of the Compensation Committee.
Role of Management.    Similar to prior years, in 2012 the Compensation Committee took significant direction from the recommendations of the Manager, including Robert Taubman and other executives of Manager, with respect to the design and implementation of the Company's compensation program for its senior management. See “Compensation Discussion and Analysis-Advisors Utilized in Compensation Determinations” for further information.
Role of Compensation Consultant.    The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. The Compensation Committee determined to re-engage Towers Watson as its compensation consultant for 2012 with respect to the Company's senior management (except Mr. Tremblay) and director compensation programs and approved the terms of such engagement. Representatives of Towers Watson often are invited to attend the Compensation Committee meetings. Towers Watson's fees for executive and director compensation consulting to the Committee in 2012 were $157,499.
The Compensation Committee works with management to determine the consultant's responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. Towers Watson's responsibilities in 2012 with respect to executive compensation included, among other things: (A) to discuss 'best practices' and market trends in compensation; (B) to assess generally the Company's competitive position regarding compensation of named executive officers based on proxy data; and (C) to review the CD&A in the 2012 proxy statement and assist in calculating the 280G amounts for purposes of the 2012 proxy statement. See “Compensation Discussion and Analysis” for further information regarding Towers Watson's services as part of the 2012 compensation program for named executive officers.
The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate. The Compensation Committee engaged Towers Watson to assess the Company's competitive position regarding its non-employee director compensation program in 2012, which resulted in a revised program effective January 1, 2013. The non-employee director compensation program was not revised in 2012. See “-Director Compensation” below for further information.
Potential Conflicts of Interest. The Committee noted there were no potential conflicts of interest raised by the work of its individual compensation consultants. During fiscal 2012, the Company retained Towers Watson to provide very limited services other than the executive and director compensation services provided to Committee. In addition, the Committee believes that the advice it receives from the individual compensation consultants is objective and not influenced by Tower Watson's or any of its affiliates' other relationships with the Company because of the policies and procedures Towers Watson and the Committee have in place. These policies and procedures include:

•	the Committee's consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Towers Watson or any of its affiliates, if any;

•	the Committee's consultants are not responsible for selling other Towers Watson or affiliate services to the Company;

•
Towers Watson's professional standards prohibit the Committee's consultants from considering any other relationships that Towers Watson or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	the Committee has the sole authority to retain and terminate its compensation consultants;

•	the Committee's consultants have direct access to the Committee without management intervention and may participate in executive sessions with the Committee; and

•	the Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, other than vacancies for which holders of the Series B Preferred Stock propose nominees, and recommending directors for Board committees. The Nominating and Corporate Governance Committee also is responsible for recommending to the Board appropriate Corporate Governance Guidelines and overseeing governance issues. See the Nominating and Corporate Governance Committee's charter for additional information on its responsibilities and activities.
As set forth in the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes directors and nominees must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Nominating and Corporate Governance Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes members with diverse backgrounds, qualifications, skills and experience, including appropriate financial, governance, capital market, real estate, retail and other expertise relevant to the Company's business. Generally, the Nominating and Corporate Governance Committee will re- nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will seek individuals who satisfy its criteria for membership on the Board.
The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating non-incumbent nominees, including referrals from the Company's current directors and management. In 2012, the Nominating and Corporate Governance Committee did not engage a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company's Restated By-Laws (the “By-Laws”) and applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any nominations of directors by shareholders for the 2013 annual meeting.
Under the By-Laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors or to bring other business before an annual meeting. The advanced notice procedures set forth in the By-Laws do not affect the right of shareholders to request the inclusion of proposals in the Company's proxy statement and form of proxy pursuant to SEC rules. See “Additional Information-Presentation of Shareholder Proposals and Nominations at 2014 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations. For nominations and shareholder proposals, the notice provided by shareholders to the Company must include, among other things:

•	for director nominations:

•	the name and address of the person or persons being nominated;

•	the consent of each nominee to serve as a director if elected and to be named in the proxy statement;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and beneficial owner, if any, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or others acting in concert therewith;

•	a description of certain voting or compensatory arrangements;

•
information regarding the nominee to enable the Company to determine whether the proposed nominee qualifies as an independent director and otherwise is in compliance with the Company's policies and guidelines applicable to directors; and

•	such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules in the event of an election contest.

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business; and

•	for a shareholder and beneficial owner(s), if any, on whose behalf the action is being made:

•	the name and address of the shareholder (and beneficial owner, if any) making the nomination;

•	the class and number of shares of the Company's stock that the nominating shareholder (and beneficial owner, if any) owns;

•	information regarding such persons' interest (and the interest of related persons) in the matters being proposed;

•	arrangements between the persons proposing such action;

•
the interests of such persons and related persons in the Company's stock, including disclosure of agreements that involve hedging, short positions and similar arrangements and agreements that involve acquiring, voting, holding or disposing of the Company's stock; and

•	whether such persons intend to solicit proxies in support of the proposed business or nominee.
In addition, such information provided to the Company must be updated and supplemented so that all applicable information is true and correct as of the record date and within 15 days prior to the applicable meeting or any adjournment or postponement thereof. See the By-Laws for complete information required to be included in such notice to the Company.

Executive Committee
The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board.
Corporate Governance
The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update, as appropriate, the Company's corporate governance policies and practices. The Company also updates policies and practices as mandated by the Sarbanes-Oxley Act of 2002, Dodd-Frank and other SEC or NYSE rules and regulations.
The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's web site, www.taubman.com, under Investing-Corporate Governance. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company's employees, officers and directors. The Code, also available at the Company's web site under Investing-Corporate Governance covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver or material amendment that relates to the Company's executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company's website under Investing-Corporate Governance within four business days of such waiver. See “Related Person Transactions” for additional information on the Board's policies and procedures regarding related person transactions.
A copy of the Company's committee charters, Corporate Governance Guidelines and Code will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.
Director Compensation
Non-employee director compensation consists of a mix of cash and equity, with such directors retaining the option to defer such compensation under the Non-Employee Directors' Deferred Compensation Plan. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board and therefore are excluded from the director compensation table below. The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors.
The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate. As described below, the Board revised the non-employee director compensation program effective January 1, 2013.
Summary of 2012 Non-Employee Director Compensation Program
The Compensation Committee engaged Towers Watson to assess the Company's competitive position regarding its non-employee director compensation program in 2010. The market data reviewed (based on 2009 compensation data) included the 32-REIT peer group also utilized for executive compensation market data and a general industry group of 24 non-financial public companies with 2009 year-end market capitalizations similar to the Company. The Compensation Committee determined to position the director compensation between the 75th percentile of the REIT peer group and the median of the general industry peer group. Based on such market data and benchmarking, the Committee recommended and the Board approved, effective January 1, 2011, increases in the cash and equity retainers. The non-employee director compensation program was not revised in 2012.

The following table sets forth the compensation program for non-employee directors in 2012:

Annual cash retainer:
Audit Committee chair	$72,500
Compensation Committee chair	70,000
Nominating and Corporate Governance chair	67,500
Other directors	60,000
Annual equity retainer (fair market value)	70,000
Attendance fees per Board or Committee meeting	1,500
Annual Cash Retainer.    The annual cash retainer was paid each quarter (in advance).
Annual Equity Retainer.    Non-employee directors received shares of common stock having a fair market value of $17,500 each quarter (in advance). The fair market value is based on the closing price as of the last business day of the preceding quarter. The awards were made pursuant to the 2008 Omnibus Plan. The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.
Non-Employee Directors' Deferred Compensation Plan.    Non-employee directors may defer the receipt of all or a portion of the cash retainer and equity retainer until the earlier of the termination of Board service or upon a change of control. The deferred compensation is denominated in restricted share units, and the number of restricted share units received equals the deferred retainer fee divided by the fair market value of the Company's common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors' deferral accounts are credited with dividend equivalents on their deferred restricted share units (corresponding to cash dividends paid on the Company's common stock), payable in additional restricted share units based on the fair market value of the Company's common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director's deferral account is 100% vested. The restricted share units are converted into the Company's common stock at the end of the deferral period for distribution.
Perquisites.    The Company does not provide any perquisites to directors.
2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(3)	Stock Awards ($) (2)(3)	Total ($)
Graham T. Allison	75,000	70,000	145,000
Jerome A. Chazen	99,500	70,000	169,500
Craig M. Hatkoff	86,682	69,818	156,500
Peter Karmanos, Jr.	72,000	70,000	142,000
William U. Parfet	88,500	70,000	158,500
Ronald W. Tysoe	85,500	70,000	155,500

Total	507,182	419,818	927,000
________________

(1)	Represents amounts earned in cash in 2012 with respect to the annual cash retainer, meeting fees and fractional shares awarded under the 2008 Omnibus Plan that are paid in cash.
(2)
 Reflects shares of common stock granted under the 2008 Omnibus Plan in 2012. The amounts reported reflect the grant date fair value of each award, which equals the corresponding cash value of the award.

(3)
 In 2012, the following directors elected to defer the receipt of all or a portion of their cash retainer and equity retainer under the Non-Employee Directors' Deferred Compensation Plan. The restricted share units are fully vested at the grant date.

	2012 Cash Deferrals ($)	2012 Stock Deferrals ($)	Restricted Share Units Credited (excl. dividend equivalents) (#)
Graham T. Allison	60,000	70,000	1,814
Jerome A. Chazen	72,500	70,000	1,988
Peter Karmanos, Jr.	60,000	70,000	1,814
William U. Parfet	67,500	70,000	1,918
Ronald W. Tysoe	—	70,000	977
Mr. Hatkoff did not defer any retainer amounts. Therefore, the value of fractional shares related to the equity retainer was paid in cash.

Stock Ownership Guidelines
Effective January 2011, the Board revised the stock ownership guidelines for non-employee directors based upon the recommendation of the Compensation Committee. Under the revised guidelines, non-employee directors are required to retain 6,390 shares of the Company's common stock, which corresponds to $300,000 (five times the annual cash retainer, excluding the additional cash retainer for committee chairs) divided by $46.95 (the Company's average closing stock price over the 90 trading days prior to January 1, 2011, the date of Board approval). Directors generally will have a six-year period to comply with the guidelines, with the initial compliance deadline being March 1, 2013 for current directors. The Compensation Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Compensation Committee has confirmed that all directors currently satisfy the guidelines.
Revised Compensation Program─2013

The Compensation Committee engaged Towers Watson to assess the Company's competitive position regarding its non-employee director compensation program in 2012. The market data reviewed (based on 2011 compensation data) included the 32-REIT peer group also utilized for executive compensation market data and a general industry group of 24 non-financial public companies with 2011 year-end market capitalizations similar to the Company. The Compensation Committee determined to position the director compensation between the 75th percentile of the REIT peer group and the median of the general industry peer group. In particular, the market data showed that the program was significantly below market in equity-based compensation. Based on such market data and benchmarking, the Committee recommended and the Board approved, effective January 1, 2013, to increase the cash retainers paid to chairs of the Board committees and to increase the equity retainer for all non-employee directors from $70,000 to $120,000.

In March 2013, the Compensation Committee revised the stock ownership guidelines for non-employee directors. Non-employee directors are required to maintain shares having a value of $300,000, or five times the annual cash retainer excluding the additional cash retainer for committee chairs. Until the requirement is satisfied, a non-employee director must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a non-employee director will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of the Company's common stock.
Communication with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.
Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to such Chairman);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting and auditing matters, employees, shareholders and other interested persons may also call the Company's toll free, confidential hotline number or utilize the confidential website published at www.taubman.com under Investing-Corporate Governance. All reports are confidential and anonymous, unless the user chooses to identify themselves.
Communications made through the confidential hotline and website are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

EXECUTIVE OFFICERS
The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:

Name	Age	Title
Robert S. Taubman	59	Chairman of the Board, President and Chief Executive Officer
Lisa A. Payne	54	Vice Chairman, Chief Financial Officer and Director
William S. Taubman	54	Chief Operating Officer and Director
Esther R. Blum	58	Senior Vice President, Controller and Chief Accounting Officer
Stephen J. Kieras	59	Senior Vice President, Development of The Taubman Company LLC
Robert R. Reese	49	Senior Vice President, Chief Administrative Officer of The Taubman Company LLC
René Tremblay	58	President, Taubman Asia Management Limited
See “Proposal 1-Election of Directors” for biographical and other information regarding Robert Taubman, Lisa Payne and William Taubman.
Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager's Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.
Stephen J. Kieras is Senior Vice President, Development of the Manager, a position he has held since September 2004. Mr. Kieras was a Group Vice President, Development of the Manager from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined the Manager, to 1998.
Robert R. Reese is Senior Vice President, Chief Administrative Officer of the Manager, a position he has held since June 2005. Mr. Reese was Senior Vice President, Strategy and Business Performance of the Manager from 2004 to June 2005. Prior to joining the Company, Mr. Reese was a partner in the Chicago-based management consulting firm of RNW Consulting from 1998 to 2004, where he advised the Company on a range of corporate performance initiatives. Earlier in his career he served as a senior manager with Accenture and a vice president at Citibank.
René Tremblay is the President, Taubman Asia Management Limited, a position he has held since October 2010. Prior to joining the Company, Mr. Tremblay served as executive vice president, real estate and president of the real estate group of Caisse de dépot et de placement du Québec, one of the ten largest real estate portfolios in the world. Prior to that, from 1995 to 2009, as president and CEO of Ivanhoe Cambridge, he oversaw the acquisition and integration of Cambridge Shopping Centres, and developed and executed a successful strategy of major international expansion in markets such as Brazil, Poland, France, Scotland, Spain and China. Mr. Tremblay served as worldwide chairman of the International Council of Shopping Centers from 2007 to 2008.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee (referred to as the “Committee” in this section and the Named Executive Officer Compensation Tables) is composed entirely of independent directors and administers the senior management compensation program of the Company. The Committee's responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company's senior management, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). The term “senior management” as used herein refers to the 10 members of the Company's operating committee as of December 31, 2012, a key managerial unit for the Company's business, consisting of the executive officers and other key employees; the term “senior management” does not include Mr. Tremblay, also a member of the Company's operating committee, for the reasons noted in the next paragraph.
This Compensation Discussion and Analysis (“CD&A”) explains how the Company's compensation programs are designed and operate in practice with respect to the named executive officers. One of the Company's named executive officers, Mr. Tremblay, is subject to a significantly different compensation program given his position as President, Taubman Asia Management Limited, the management company for the Company's expansion into China and South Korea. Mr. Tremblay was initially hired in October 2010 pursuant to an employment agreement negotiated in a competitive market for persons with expertise in real estate in the Asia-Pacific region. Further, Mr. Tremblay's sole managerial responsibilities relate to opportunities and operations of Taubman Asia. Therefore, the only sections in this CD&A applicable to the compensation of Mr. Tremblay is “- 2012 Compensation-Mr. Tremblay” and applicable portions of “- Executive Summary-Compensation Program and Philosophy”; all other references to the named executive officers and senior management in this CD&A exclude Mr. Tremblay.
Executive Summary
Overview of Compensation Program
The following is a summary of key aspects of our 2012 compensation program for named executive officers.

•
Straightforward compensation program.    The primary compensation elements consist of base salary, an annual cash bonus, and long-term incentive awards (collectively, “total direct compensation” or “TDC”).

•
Significant shareholder support for compensation program for named executive officers.    The Company's say-on-pay proposal was approved by approximately 87% of the total outstanding voting shares and approximately 98% of the votes cast at the 2012 annual meeting. The Committee and Board discussed the results of such stockholder vote in detail. In light of the significant shareholder support, the Committee and management determined that specific shareholder outreach on compensation matters was not necessary. In light of such support and many other factors discussed herein, the Committee determined that no material changes to the compensation policies and programs for the named executive officers were appropriate in response to the say-on-pay vote.

•	Strong Company performance in 2012. Highlights of the Company's 2012 performance include:

•
Net income allocable to common shareholders of $1.37 per diluted common share in 2012, compared to $3.03 per diluted common share in 2011. In 2011, the Company recognized a gain on the extinguishment of debt related to the disposition of Regency Square and The Pier Shops.

•	Adjusted FFO per diluted share of $3.34 in 2012, compared to Adjusted FFO per diluted share (excluding The Pier Shops and Regency Square) of $3.05 in 2011.

•
During 2012, the Company had a 30% total shareholder return, which compares to the MSCI US REIT Index of 18%, the FTSE NAREIT Equity Retail Index of 27%, the S&P 500 Index of 16% and the S&P 400 MidCap Index of 18%.

•
Limited increases in target annual compensation since 2007, except special performance-based equity awards.    The Committee approved a 3% increase in base salary, target annual bonus and target annual long-term incentive compensation for the named executive officers (except for Robert Taubman) in 2012, which was commensurate with the overall average wage increase of 3% provided to the Company's salaried employees. Since 2007, such compensation increases have ranged from 0% to 3% generally, excluding special equity awards. However, for the reasons noted below, Robert Taubman received a significant increase in target TDC in 2012.

•
Emphasis on pay-for performance, with utilization of a variety of key metrics.    Target performance-based compensation equaled 50% to 57% of the target TDC of named executive officers in 2012. Further, the Committee ensures that executives focus on a few key performance metrics.

•	The 2012 annual bonus program was predicated on the achievement of Funds from Operations (“FFO”) per diluted share and growth in comparable center net operating income (“Comp Center NOI”). The

Company reported adjusted FFO per share of $3.34 and Comp Center NOI growth of 7.2%, which correlated to a formulaic bonus pool of 150% for senior management. Additionally, as contemplated by the bonus program, the Committee utilized its discretion to pay additional bonuses above 150% related to such performance metrics.

•
The 2012 Annual PSU grants represent a contingent number of units of stock granted at the beginning of a three-year performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company's relative total shareholder return (compared to 29 REITs) over such performance period.

•
The 2012 Special PSU grants represent a contingent number of units of stock granted at the beginning of a five-year performance cycle, with the actual payout of units at 0% to 400% of the target grant amount based on the Company's relative total shareholder return (compared to 29 REITs) over such performance period.

•
Focus on Company and management performance as a whole, while recognizing individual responsibilities.    The performance metrics utilized generally are based on the Company and management team as a collective unit, to foster teamwork and maximize the Company's performance. However, the allocation of the annual bonus pool earned by senior management in aggregate is based on individual considerations.

•
Balance of short-term and long-term compensation.    In 2012, target long-term incentive compensation represented 42% to 56% of target TDC. 2012 long-term incentive compensation included grants of Special PSUs. In addition, named executive officers have significant amounts of equity awards granted in prior years subject to vesting over a number of years, including the Special PSUs. The stock ownership guidelines reinforce shareholder alignment for long-term performance.

•
Employment and change of control agreements with certain named executive officers.    The Company and TRG are party to change of control agreements with certain members of senior management, including Ms. Payne and Mr. Kieras. Messrs. Robert and William Taubman do not have change of control agreements. The change of control agreements were originally entered into in connection with a hostile takeover bid in 2003 and have not been materially amended since such date. The Committee believes these agreements were instrumental in the continued success of the Company. A fundamental feature of these agreements is that most of the benefits have a “double-trigger,” which means a change of control and the actual or constructive termination of employment, in this case within three years of the trigger event. The agreements also provide for a tax gross up on benefits that exceed 110% of the Section 280G limits, which ensure that the benefits of such agreements are fully realized. Ms. Payne and Mr. Tremblay are also parties to employment agreements, which provide additional severance benefits other than those resulting from a change of control.

•
Limited perquisites and no defined benefit plans.    The Company provides limited perquisites to named executive officers that are not generally available to all employees. Further, the Company does not maintain any defined benefit pension plans for its named executive officers.

•
Limited nonqualified deferred compensation plans.    The Company provides a supplemental retirement plan with limited benefits. Further, Robert Taubman has an option deferral agreement that was initially entered into in 2002.

Overview of 2012-Establishing Target TDC
In determining compensation changes for named executive officers from year to year, the Committee generally focuses on target total direct compensation (“target TDC”), which consists of base salary, a target annual cash bonus and target long-term incentive awards. In 2012, the Committee continued to be challenged to remain fiscally responsible, while also ensuring the named executive officers were retained, incentivized and aligned with shareholders.
In respect of its review of the 2012 compensation program, Towers Watson provided the Committee with general proxy statement data and information on material compensation trends with respect to the named executive officers to provide a general understanding of current compensation practices, but such information was not used for benchmarking purposes. In addition, Towers Watson provided a comparative market study of target TDC of two groups, a 32-REIT comparator group (based on survey data) and the six public regional mall REITs (based on 2011 proxy data), to assist the Committee in understanding market conditions and the competitiveness of the existing program. After review of all such data and in light of the macroeconomic, industry and internal factors noted below, the Committee determined that it did not want to benchmark compensation but instead to use such data generally in connection with subjective compensation decisions.
The Committee agreed with management that the Company's compensation program needed to be modified to address the natural aging life cycle of the Company's senior management, reduced opportunities for new responsibilities and challenges, the lack of equity holding power (given the vesting of prior special and other significant equity incentive awards, and the diminishing value of non-competes effective through 2014), as well as the significant pay increases among core regional mall REIT competitors. The Committee determined generally to address these concerns in 2012 with the Special PSU grants, which were long-term focused and performance-based. In particular, the Special PSUs would serve to enhance the Company's ability to motivate and retail senior management at a critical time in the Company due to the strong development pipeline as well as the importance of training the next generation of Company leaders. The Special PSU grants were made to all of senior management, as well as a small group of other critical leaders who were considered next-generation leaders of the Company.
In February 2012, the Committee determined that it was prudent to significantly increase the target TDC of Robert Taubman due to the significant compensation paid to his peers at Simon Property Group, Inc., The Macerich Company and General Growth Properties, Inc., which are the Company's core regional mall REIT competitors, the Company's strong performance as well as its development pipeline and recent acquisitions, his strong strategic and operational leadership, and his tone-at-the-top regarding the core values of the Company. In particular, his base salary increased by 18%, his target annual bonus increased by 62% and his annual target long-term incentive award increased by 18%. In addition, Robert Taubman was granted the Special PSUs; he had not received special equity grants in 2005 and 2009 made to senior management generally.
For the other named executive officers, the Committee increased the base salary and target bonus by 3%. The target annual long-term incentive grants were increased by 6% and Special PSUs were granted. William Taubman also had not received special equity grants in 2005 and 2009 made to senior management generally.
The following table sets forth target TDC approved for the named executive officers in 2012.

								Target TDC
Name	Base Salary ($)	Target Annual Bonus ($)	Target LTIP Award- Annual PSUs ($)(1)	Target LTIP Award- Special PSUs ($)(1)(2)	Target Performance- Based Compensation (% of Target TDC)(3)	Target LTIP Award- RSUs ($)	Target Long- Term Incentive Compensation (% of Target TDC)(4)	2012 ($)	% Change from 2011(5)	Internal Pay Equity (% of CEO 2012 Target TDC)
Robert S. Taubman	850,000	1,062,500	973,250	389,300	57%	973,250	55%	4,248,300	41%	—
Lisa A. Payne	598,063	472,470	530,453	212,181	52%	530,453	54%	2,343,620	7%	55%
William S. Taubman	569,584	449,972	530,453	212,181	52%	530,453	56%	2,292,643	15%	54%
Stephen J. Kieras	358,839	283,483	196,267	78,507	50%	196,267	42%	1,113,363	6%	26%
 ______________

(1)	PSUs are presented at 100% of target value.

(2)	Represents the annualized value of the Special PSUs granted in 2012.

(3)	Target Annual Bonus plus Target LTIP Award-PSUs (Annual and Special), divided by Target TDC in 2012.

(4)	Target LTIP Award-PSUs (Annual and Special) plus Target LTIP Award-RSUs, divided by Target TDC in 2012.

(5)
2011 includes $146,000 and $54,000 for Lisa Payne and Stephen Kieras, respectively, which represents the annualized value of a special option granted in 2009. Robert Taubman and William Taubman were not granted special options in 2009.

Overview of 2012-Operating Performance and Pay-For-Performance
Target Performance Metrics.    In late 2011 and early 2012, when the Committee discussed and finalized the 2012 target TDC and other compensation determinations for named executive officers, the Company had seen continued positive signs of stabilization in the economy and capital markets generally, although high unemployment continued and economic conditions and prospects for the near term remained uncertain and potentially volatile. The retail environment also continued to show improvement, as the Company's mall tenant sales had rebounded very significantly, and retailers were becoming more optimistic with their expansion plans and capital allocation decisions. However, retailers remained sensitive to occupancy costs and negotiations remained challenging.
2012 Annual Bonus Program.    The 2012 annual bonus program was predicated on the achievement of FFO per diluted share and Comp Center NOI growth. In early 2012, the Company announced guidance for 2012 FFO per diluted share of $3.14 to $3.24. The 2012 initial guidance represented an increase from 2011 Adjusted FFO per diluted share of $3.05.

Similar to the annual bonus program since 2009, the Committee established the performance targets for bonuses between 50% to 150% of the target pool, with the Committee retaining full discretion to determine the bonus pool outside such performance parameters. Further, consistent with prior years, the Committee retained authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate. The following table sets forth the objective performance goals for FFO per diluted share and Comp Center NOI growth to earn 50% to 150% of the bonus pool.

Performance Measure	Threshold (50% bonus pool)	Target (100% bonus pool)	Maximum (150% bonus pool)
FFO per diluted share	$3.09	$3.19	$3.29
Comp Center NOI growth(1)	> 0%	> 2%	> 3%
 ______________

(1)	Excluding lease cancellation income.
2012 Annual PSU Awards.    Beginning with the equity grants made in March 2009, 50% of the long-term incentive award is converted into restricted share units (“restricted stock units” or “RSUs”) and 50% of the long-term incentive dollar award is converted into performance share units (“Annual PSUs”). The Annual PSUs represent a contingent number of units of stock, with the actual payout of 0% to 300% of the target grant amount based upon the Company's total shareholder return over a three-year period relative to a comparator group. The Annual PSU grants in 2012 utilized the full NAREIT Index as its comparator group, consisting of 29 other REITs, to ensure the perception of objectivity in setting such performance measure.
2012 Special PSU Awards. In 2012, the Committee granted an additional award of performance share units (“Special PSUs”) representing a contingent number of units of stock, with the actual payout of 0% to 400% of the target grant amount based upon the Company's total shareholder return over a five-year period relative to the full NAREIT Index.
2012 Results and Earned Compensation.    The named executive officers earn the target TDC only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers generally will earn compensation below or above the target TDC, respectively. Notwithstanding the foregoing, the Committee retains the discretion to revise performance-based compensation for individual performance (as utilized historically for the allocation of the senior management annual bonus pool) or extraordinary circumstances. The Committee also retains discretion to provide bonuses outside the Company's annual bonus program, make equity grants other than under the existing long-term incentive program, and to provide other compensation.
2012 Annual Bonus Program.    Net income allocable to common shareholders was $1.37 per diluted common share in 2012 compared to $3.03 per diluted common share in 2011. Adjusted FFO per diluted share was $3.34 in 2012, compared to Adjusted FFO per diluted share of $3.05 in 2011. Excluded from Adjusted FFO in 2012 were $6.4 million of charges related to the redemption of the Company's Series G and Series H Preferred Stock, $3.2 million of income taxes related to the sale of Taubman TCBL assets, and a $1.6 million charge related to the early extinguishment of debt at The Mall of Millenia. Excluded from Adjusted FFO in 2011 were $174.2 million of gains on the extinguishment of The Pier Shops and Regency debt, $5.3 million of acquisition costs and a $2.2 million income allocation impact of the redemption of the Series F preferred equity, as well as the operations of The Pier Shops and Regency. Comp Center NOI (excluding lease cancellation income) in 2012 increased by 7.2% from 2011.
The Committee approved a bonus pool of 150% for senior management based on the objectives measures set forth above. Additionally, as contemplated by the bonus program, the Committee utilized its discretion to increase the bonus pool for senior management above 150% related to such performance metrics.
Overall, 2012 bonus expense for senior management was $5.6 million compared to a target bonus pool of $3.3 million, as well as compared to 2011 bonus expense for senior management of $4.7 million compared to a target bonus pool of $3.1 million. In March 2013, the Committee allocated the actual cash bonus pool for senior management based on the target bonuses for each person and its subjective determination of individual performance.
Outstanding PSU Awards.

•
2012 Awards. During 2012, the Company had a 30% total shareholder return, which compares to the MSCI US REIT Index of 18%, the FTSE NAREIT Equity Retail Index of 27%, the S&P 500 Index of 16% and the S&P 400 MidCap Index of 18%.  From February 29, 2012 (the beginning of the performance period for the 2012 awards) through December 31, 2012, the Company's total shareholder return was 16%.

◦	Annual PSUs. As of December 31, 2012, such performance correlated to a 1.92x payout of target Annual PSUs. The actual payout determination will be made for the three-year period ended March 1, 2015.

◦	Special PSUs. As of December 31, 2012, such performance correlated to a 3.35x payout of target Special PSUs. The actual payout determination will be made for the five-year period ended March 1, 2017.

•
2011 Awards. From March 2, 2011 (the beginning of the performance period for the 2011 awards) through December 31, 2012, the Company's total shareholder return was 54%, which correlated to a 3x payout of target Annual PSUs. The actual payout determination will be made for the three-year period ended March 1, 2014.

•
2010 Awards. From May 21, 2010 (the beginning of the performance period for the 2010 awards) through December 31, 2012, the Company's total shareholder return was 101%, which correlated to a 3x payout of target Annual PSUs.

•
2009 Awards. Annual PSUs granted in 2009 had a payout of 2.4x of the target award, based on total shareholder return of 359.8% over the three year period ending March 1, 2012 and which correlated to the 85th percentile of the comparator group.

2012 RSU Awards.    All restricted share units granted in 2012 provide for vesting on March 1, 2015, subject to time vesting.
Compensation Philosophy, Program Objectives and Key Features
The Company's compensation program for its named executive officers is designed to:

•	provide total compensation that is both fair and competitive;

•	attract, retain and motivate key executives who are critical to the Company's operations;

•	increase the proportion of “at-risk” pay as an employee's level of responsibility increases, while rewarding superior individual and Company performance on both a short-term and long-term basis; and

•	align executives' long-term interests with those of shareholders.
In furtherance of the foregoing objectives, the Committee has designed the compensation program for named executive officers generally to consist of base salary, an annual cash bonus, and long-term incentive awards, as well as limited perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.
The following table sets forth how each element of compensation to named executive officers for 2012 is intended to satisfy one or more of the Company's compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of Compensation	Compensation Objectives		Key Features
Base Salary	•	Provide a minimum, fixed level of cash compensation	•	Determinations based on an evaluation of the individual's experience, current performance, and internal pay equity and a comparison to peer group
	•	Significant factor in retaining and attracting key employees in a competitive marketplace
	•	Preserve an employee's commitment during downturns in the REIT industry and/or equity markets
Annual Cash Bonus	•	Incentive for the achievement of annual Company financial goals and individual performance	•	Performance measures were FFO per diluted share, as adjusted for extraordinary and/or unusual charges, and Comp Center NOI growth
	•	Assist in retaining, attracting and motivating employees in the near term	•	Target cash bonus pool for senior management consisted of aggregate target cash bonuses of each member of senior management
•
Earned cash bonus pool of senior management was a percentage of the target bonus pool of senior management, ranging from 50% to 150% based on satisfaction of the performance goals, with the Committee retaining full discretion to determine the bonus pool outside such performance parameters

•
Cash bonuses earned by each member of senior management were determined by the Committee upon its allocation of the aggregate, earned cash bonus pool of senior management based on each person's target bonus and a subjective determination of individual performance

Element of Compensation	Compensation Objectives		Key Features
Long-Term Incentive Program (RSUs and PSUs)	•	Provide incentive for employees to focus on long-term fundamentals and thereby to create long-term shareholder value	•	Stock Ownership Guidelines-reinforce focus on long-term fundamentals
	•	Incentive for the achievement of Company financial or strategic goals, as well as total shareholder return
	•	Assist in maintaining a stable, continuous management team in a competitive market
	•	Limited dilution to existing shareholders relative to utilizing options
Restricted share units	•	Maintain shareholder-management alignment	•	50% of annual long-term incentive compensation award
	•	Provide upside incentive in up market, with some down market protection	•	Three-year cliff vest, with no dividends paid on vesting
Annual PSUs	•	Enhance pay-for-performance objective (using long-term performance measure and vesting) and shareholder alignment	•	50% of annual long-term incentive compensation award
	•	Provide some upside in up or down market based on relative performance	•
Performance share units represent a contingent number of units of stock granted at beginning of performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on relative performance of total shareholder return over three-year period compared to REITs in NAREIT Index (29 REITs in index for 2012 grants)

	•	Easy to understand and track performance
			•	Three-year cliff vest, with no dividends paid on vesting
Special PSUs	•	Enhance pay-for-performance objective (using long-term performance measure and vesting) and shareholder alignment	•	Special equity award every four to five years
	•	Retention of senior management and next generation of leadership, addressing holding power and competitive pressures	•
Performance share units represent a contingent number of units of stock granted at beginning of performance cycle, with the actual payout of units at 0% to 400% of the target grant amount based on relative performance of total shareholder return over five-year period compared to REITs in NAREIT Index (29 REITs in index for 2012 grants)

	•	Easy to understand and track performance	•	Five-year cliff vest, with no dividends paid on vesting. Unlike Annual PSUs, there is no vesting upon retirement
Perquisite	•	Assist in retaining and attracting employees in competitive marketplace, with indirect benefit to Company
Change of control agreements	•	Ensure continued dedication of employees in case of personal uncertainties or risk of job loss	•	Ms. Payne and Mr. Kieras have change of control agreements. Messrs. Robert and William Taubman do not have change of control agreements.
	•	Ensure compensation and benefits expectations are satisfied	•	Double trigger (change of control and actual or constructive termination of employment) required for benefits, except acceleration of certain equity awards
	•	Retain and attract employees in a competitive market	•	Full tax-gross up on benefits that exceed 110% of limits set forth in Section 280G of the IRC

Element of Compensation	Compensation Objectives		Key Features
Employment agreements	•	Retain and attract employees in a competitive market	•	Ms. Payne and Mr. Tremblay have employment agreements
	•	Ensure continued dedication of employees in case of personal uncertainties or risk of job loss
Process for Making Compensation Determinations
Target TDC
In determining compensation changes for named executive officers from year to year, the Committee generally focuses on target TDC, which consists of base salary, a target annual cash bonus and target long-term incentive awards. See “-Executive Summary-Overview of 2012-Establishing Target TDC” for further information.
 Historical Compensation Differences Among Named Executive Officers
For the reasons specified in “Overview of 2012-Establishing Target TDC,” the Committee increased the target TDC of Robert Taubman by 41%, which was a significant change from recent historical practice of increasing target TDC, if at all, on a similar percentage basis among named executive officers. The target TDC increase included a grant of Special PSUs; Robert Taubman had not received special equity grants in 2005 and 2009 made to senior management generally.
For the other named executive officers, the Committee increased the base salary and target bonus by 3%. The target annual long-term incentive grants were increased by 6% and Special PSUs were granted. William Taubman also had not received special equity grants in 2005 and 2009 made to senior management generally. The Committee has generally compensated Lisa Payne and William Taubman on a similar basis, excluding the special equity grants in 2005 and 2009. Lisa Payne, Vice Chairman and Chief Financial Officer, and William Taubman, Chief Operating Officer, are primarily responsible for the financial and operational divisions of the Company, respectively; however, they also share significant responsibilities, leadership and decision-making authority with Robert Taubman in their core areas of responsibility as well as the Company as a whole and both are directors of the Board (with Ms. Payne as Vice Chairman). Stephen Kieras, Senior Vice President, Development, is responsible for center development, a key operating division of the Company, and reports to William Taubman.
In addition, the Committee utilized internal pay equity as an additional data point, but does not target specific internal pay equity metrics.
As noted previously, the Committee also allocated the target cash bonus pool among senior management based on the target bonus for each person and its subjective determination of individual performance. Generally, senior management receive the same bonus (as a percentage of their respective target bonus), but extraordinary performance is rewarded often for a few members of senior management each year.
Advisors Utilized in Compensation Determinations
Management and Other Employees.    The Committee takes significant direction from the recommendations of the Manager, including Robert Taubman and other members of senior management and the human resources department, regarding the design and implementation of the compensation program for senior management. The Committee relies on the Manager because it has significant involvement in and knowledge of the Company's business goals, strategies and performance, the overall effectiveness of senior management and each person's individual contribution to the Company's performance. For each named executive officer, the Committee is provided a compensation recommendation for target TDC as well as information regarding historical TDC, the individual's experience, current performance and other subjective factors. The Manager also provides recommendations for the performance metrics to be utilized in the incentive compensation programs, the appropriate performance targets and an analysis of whether such performance targets have been achieved (including recommended adjustments). Further, the Manager provides a general, subjective assessment of each member of senior management to assist the Committee in determining compensation, including the allocation of the earned annual bonus pool of senior management. The Committee retains the discretion to modify the recommendations of the Manager and reviews such recommendations for their reasonableness based on the Company's compensation philosophy and related considerations.
The Company and the Committee together set the meeting dates and agendas for Committee meetings, and Robert Taubman is invited regularly to attend such meetings. Other members of senior management and the human resources department are invited to attend certain meetings as appropriate. The Committee also meets regularly in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of and determine the compensation of Robert Taubman. The Company's legal advisors, human resources department and corporate accounting department support the Committee in its work in developing and administering the Company's compensation plans and programs.
Third-Party Consultants.    The Committee re-engaged Towers Watson as its compensation consultant for 2012 with respect to the Company's senior management compensation program (excluding Mr. Tremblay). On an annual basis, including in 2012, the Committee obtains from Towers Watson proxy statement data and information on material compensation trends with respect to the named executive officers to provide a general understanding of current compensation practices, but such information is not used for benchmarking purposes.
The Committee believes it is appropriate to obtain a new peer group study relating to the target TDC of senior management at least every other year to ensure the Committee understands and assesses current market conditions, and the Committee annually reviews comparative proxy data relative to the named executive officers. The Committee reviewed such data in 2012, but the Committee did not benchmark the target TDC for the named executive officers in 2012.

Timing of Compensation Determinations of TDC
The following table sets forth the timing of the Committee's compensation determinations for named executive officers with respect to TDC for 2012.

Element of Compensation	Meeting Date	Review and Approval Steps

Base salary	February 2012	Approved base salary, effective April 2012.

Annual bonus program	December 2011	Approved preliminary financial performance goal of Company and cash bonus payment formula.

	February 2012	Approved financial performance goal of Company and cash bonus payment formula. Approved cash bonus targets (as percentage of base salary).

	December 2012	Reviewed preliminary achievement of financial performance goal. Discussion of adjustments to actual financial results for unusual or non-recurring items in accordance with plan.

March 2013
Approved adjustment(s) in actual financial performance. Reviewed achievement of financial performance goal, as adjusted. Utilized Committee discretion to establish aggregate bonus pool. Allocated cash bonus pool of senior management among members of senior management based on target bonus and subjective factors.

Annual long-term incentive program	February 2012	Approved dollar value of target awards. Approved long-term incentive program. Determined performance goal for Annual PSUs. Grant of restricted share units and Annual PSUs.
Special PSUs	February 2012	Approved dollar value of target awards and granted Special PSUs, and determined performance goal.
The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate. There were no changes to post-termination benefits or perquisites for the 2012 compensation program for named executive officers.

2012 Compensation Determinations
Base Salary
The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Merit increases normally take effect in early April.
As noted previously, the Committee determined to increase base salaries by 18% for Robert Taubman and 3% for the other named executive officers. The 3% increase was commensurate with the overall average wage increase of 3% provided to the Company's salaried employees. The following table sets forth the base salaries approved for the named executive officers in 2011 and 2012.

Name	2011 ($)	2012 ($)
Robert S. Taubman	718,893	850,000
Lisa A. Payne	580,644	598,063
William S. Taubman	552,994	569,584
Stephen J. Kieras	348,387	358,839
Annual Bonus Program
The target bonus for each member of senior management is calculated based on a percentage of each person's base salary. The Committee then establishes the target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Upon the Committee's approval of any adjustments to reported financial measures for purposes of determining the cash bonus pool, the Committee's pre-approved payment formula generally determines the size of the earned cash bonus pool as a percentage of the target pool, subject to Committee discretion. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the person's target bonus and the Committee's subjective analysis of an individual's performance and other factors it deems relevant.
The annual bonus program is predicated on the Company's satisfaction of one or more annual performance measures. Target performance measures are established based upon the Company's operating goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities.
The 2012 annual bonus program was based on the achievement of FFO per diluted share (defined below) and Comp Center NOI (defined below). Similar to the annual bonus program since 2009, the Committee established the performance targets for bonuses between 50% to 150% of the target pool, with the Committee retaining full discretion to determine the bonus pool outside those performance parameters. Consistent with prior years, the Committee retained authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate.
NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of properties and impairment write-downs of depreciable real estate, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts consider presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs.
The Company uses NOI as an additional measure to evaluate the operating performance of centers to ensure the quality of earnings. The Company defines NOI as property-level operating revenues (includes rental income excluding straight-line adjustments of minimum rent) less maintenance, taxes, utilities, ground rent, and other property-level operating expenses. Since NOI excludes general and administrative expenses, pre-development charges, interest income or expense, depreciation and amortization, impairment charges on non-operating centers and gains from land and property dispositions, the Company and the Committee believe it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs.

FFO and Comp Center NOI are non-GAAP measures and they should not be considered an alternative to net income as an indicator of the Company's operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.
As noted previously, the Committee determined to increase the target annual bonus by 62% for Robert Taubman and 3% for the other named executive officers over 2011 levels. The following table sets forth the target annual cash bonus approved for the named executive officers for 2011 and 2012 and the earned annual bonus for 2012.

	Target Annual Bonus
Name	2011 ($)	2012 ($)	% of 2012 Base Salary	Earned Annual Bonus 2012 ($)
Robert S. Taubman	654,193	1,062,500	125	1,700,000
Lisa A. Payne	458,709	472,470	79	803,199
William S. Taubman	436,866	449,972	79	787,451
Stephen J. Kieras	275,226	283,483	79	481,921

See “-Executive Summary-Overview-Operating Performance and Pay-For-Performance” for a description of the performance targets and actual performance. Overall, the 2012 bonus expense for senior management was approximately $5.6 million compared to a target bonus pool of $3.3 million.
In March 2013, the Committee allocated the actual cash bonus pool for senior management based on the target bonuses for each person and its subjective determination of individual performance. The Committee generally believed all senior management was responsible for the overall strong 2012 performance.
Annual Long-Term Incentive Program
Beginning with the equity grants made in March 2009, 50% of the annual long-term incentive award is converted into restricted share units and 50% of the long-term incentive dollar award is converted into Annual PSUs. All restricted share units and Annual PSUs granted in 2012 provide for vesting on March 1, 2015, subject to the terms of such award.
The performance share units represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company's relative performance against members of a comparator group with respect to total shareholder return over a three-year period. The actual payout multiples, with interpolation between such performance levels, are as follows:

Relative Total Shareholder Return	Multiple of Target Award on Vesting
Less than 25th percentile	0x
25th percentile	0.5x
50th percentile	1x
75th percentile	2x
100th percentile	3x

For grants in 2012, the Company used a comparator group consisting of companies in the NAREIT Index. The Company utilized the full NAREIT Index to ensure the perception of objectivity in setting such performance measure.

The companies comprising the NAREIT Index applicable to the 2012 performance share unit grants is set forth below.

•	Acadia Realty Trust	•	Excel Trust, Inc.	•	Kite Realty Group Trust	•	Roberts Realty Investors, Inc.

•	Agree Realty Corporation	•	Federal Realty Investment Trust	•	The Macerich Company	•	Rouse Porperties, Inc.

•	Alexander's, Inc.	•	General Growth Properties, Inc.	•	National Retail Properties, Inc.	•	Saul Centers, Inc.

•	CBL & Associates Properties, Inc.	•	Getty Realty Corp.	•	Pennsylvania Real Estate Investment Trust	•	Simon Property Group, Inc.

•	Cedar Realty Trust, Inc.	•	Glimcher Realty Trust	•	Ramco-Gershenson Properties Trust	•	Tanger Factory Outlet Centers, Inc.

•	DDR Corp.	•	Inland Real Estate Corporation	•	Realty Income Corporation	•	Urstadt Biddle Properties Inc.

•	Equity One, Inc.	•	Kimco Realty Corporation	•	Regency Centers Corporation	•	Weingarten Realty Investors

				•	Retail Opportunity Investments Corp.
As noted previously, the Committee determined to increase the dollar value of the target annual long-term incentive award by 18% for Robert Taubman and 6% for the other named executive officers over 2011 levels. The number of restricted share units and Annual PSUs are determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date.
The annual long-term incentive grants for the 2012 compensation program were as follows:

Name	LTIP Award ($)	RSUs (#)	Annual PSUs (#)
Robert S. Taubman	1,946,500	14,120	14,120
Lisa A. Payne	1,060,906	7,696	7,696
William S. Taubman	1,060,906	7,696	7,696
Stephen J. Kieras	392,534	2,848	2,848
Special PSU Grants
Additionally in 2012, discretionary Special PSU awards were made to the named executive officers and certain other senior management. Special PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 400% of the target grant amount based on the Company's relative performance against the NAREIT Index with respect to total shareholder return over a five-year period. The actual payout multiples, with interpolation between such performance levels, are as follows:

Relative Total Shareholder Return	Multiple of Target Award on Vesting
Less than 25th percentile	0x
25th percentile	1x
50th percentile	2x
65th percentile	3x
85th percentile or greater	4x

The Special PSU grants to named executive officers were as follows:

Name	Award ($)	Special PSU (#)
Robert S. Taubman	1,946,500	28,239
Lisa A. Payne	1,060,906	15,392
William S. Taubman	1,060,906	15,392
Stephen J. Kieras	392,534	5,695
Equity Compensation-Other Policies
Stock Ownership Guidelines.    Effective March 2010, the Committee revised the stock ownership guidelines for senior management, which resulted in an increase in the number of shares required to be retained. The Committee also determined that unvested restricted stock would no longer be counted towards satisfaction of the guidelines. The prior guidelines were effective since March 2007.
 The revised guidelines require covered employees to hold a fixed number of shares of the Company's common stock equal to (A) five times, in the case of the CEO, CFO and COO, and (B) two times, in the case of all other executive officers, their March 2010 base salary divided by $34.35, which represents the Company's average closing stock price over the 90 trading days prior to March 1, 2010, the date of Board approval. Covered employees generally have a six-year period to comply with the guidelines, with the initial compliance deadline being March 1, 2013. At the end of the compliance period, if a covered employee does not hold the requisite amount of shares, then the Company will pay 50% of such person's annual cash bonus in restricted share units until the minimum threshold is reached. The Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all employees currently satisfy the guidelines or are expected to satisfy such guidelines based on current and anticipated future compensatory equity grants.
Mr. Tremblay is excluded from the guidelines because he is not a participant in the Company's long-term incentive compensation program and due to his significant equity stake in Taubman Asia.
Effective March 2013, the Committee revised the stock ownership guidelines for senior management described above to increase the multiplier used in the calculations to (A) six times in the case of the CEO, CFO and COO, and (B) three times, in the case of all other executive officers. Until the requirement is satisfied, each senior management employee must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a senior management employee will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of the Company's common stock.
Timing and Pricing of Share-Based Grants.    The Committee and Company do not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for senior management and other employees generally are granted at the regular Committee meetings in the first and/or second quarter each year.
In accordance with The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the “1992 Option Plan”), and 2008 Omnibus Plan, the exercise price of an option is the closing price of the Company's common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is authorized to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE. In particular the 1992 Option Plan and the 2008 Omnibus Plan prohibit direct repricings (lowering the exercise price of an option) and indirect repricings (canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards).
Trading Limitations.    In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to the Company's stock.

Perquisites

The Company has historically maintained a conservative approach to providing perquisites to senior management. The available perquisites in 2012 were primarily additional benefits related to health programs and plans, as well as financial planning assistance. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. Mr. Tremblay's perquisites are noted in “-2012 Compensation-Mr. Tremblay.”
The Manager leases a corporate plane for business use and was reimbursed by the Taubman family (including Robert Taubman and William Taubman) for personal use of the corporate plane. Such persons are required to fully reimburse the Company for the incremental cost of such use, which is the aggregate of the following expenses related to each flight leg: total pilot and crew expenses (lodging, meals and transportation), fuel costs and landing fees. Therefore, the Company has no incremental cost in providing this benefit. During 2011, the Manager signed a lease for a new plane, which was effective June 2011 and terminates in June 2018. Additionally, after its delivery, the plane was refurbished and Robert Taubman reimbursed the Manager $31,000 in 2012 and $108,000 in 2011 for his portion of the refurbishment costs that were made at his request.
Deferred Compensation Arrangements
The Committee believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its named executive officers. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. The Company did not enter into any new nonqualified deferred compensation arrangements with its named executive officers in 2012. See “Nonqualified Deferred Compensation in 2012” for information regarding the Company's nonqualified deferred compensation arrangements existing in 2012, as well as contributions, earnings and withdrawals in 2012 and aggregate balances as of December 31, 2012.
Severance Payments
See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under the Company's compensation plans and arrangements upon termination of employment or a change of control of the Company.
Change of Control Agreements.    The Company and TRG are party to change of control agreements with certain members of senior management, including Ms. Payne and Mr. Kieras. Messrs. Robert and William Taubman do not have change of control agreements. The change of control agreements were originally entered into in connection with a hostile takeover bid in 2003 and have not been materially amended since such date. The Committee believes these agreements were instrumental in the continued success of the Company during such period and would be instrumental in the success of the Company in the event of any future hostile takeover bid. The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees' compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.
A fundamental feature of these agreements is that most of the benefits have a “double-trigger,” which requires a change of control and the actual or constructive termination of employment, in this case within three years from such trigger event. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the significant investment change that would likely result from converting such shares into awards of the surviving company. Another fundamental feature of these agreements is the provision of a full tax-gross up, which reinforces the purpose of such agreements, on benefits that exceed 110% of the limits set forth in Section 280G of the IRC. This conditional gross-up ensures excise tax gross-ups are only provided if the amount is at least 110% of the 280G limit, and if so, results in the full payout to applicable employees.
Employment Agreements.    Ms. Payne also is party to an employment agreement with the Company, initially entered into in 1997, that provides for specified severance benefits. This employment agreement was entered into in order to recruit Ms. Payne in a competitive market for her services, and the Committee continues to believe the potential severance benefits are consistent with its original objectives and are within current market practices.

2012 Compensation-Mr. Tremblay

Mr. Tremblay is subject to a significantly different compensation program given his position as President of Taubman Asia Management Limited, the management company for the Company's expansion into China and South Korea. Mr. Tremblay was initially hired in October 2010 pursuant to an employment agreement negotiated in a competitive market for persons with expertise in real estate in the Asia-Pacific region. Further, Mr. Tremblay's sole managerial responsibilities relate to opportunities and operations in Taubman Asia.

Operating Agreement.  In connection with his hire, Mr. Tremblay obtained a 10% ownership interest in Taubman Properties Asia LLC, a consolidated subsidiary of the Company. The operating agreement for such entity specifies, among other things, his rights and obligations related to dividends, capital contributions, puts and calls. As a result of such equity interest as well as his relatively high base salary, the Committee determined that Mr. Tremblay would not generally participate in the Company's long-term incentive program otherwise utilized for senior management.

Employment Agreement.   In October 2010, the Company entered into an employment agreement with the initial term ending December 31, 2015 with Mr. Tremblay regarding his employment as President of Taubman Asia. Mr. Tremblay also agreed to serve on the board of directors of Taubman Asia's management company for the term of his employment. The term of the employment agreement will be automatically extended by one-year as of the end of the initial term or any renewal term, unless either party provides written notice to decline such renewal at least 120 days prior to the end of such term. This employment agreement was entered into in order to retain Mr. Tremblay in a competitive market for his services, and the Committee believes the potential severance benefits are within current market practices.

The employment agreement provides for an annual base salary of $650,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Tremblay with a guaranteed annual bonus of $527,500 for 2012, with a discretionary award up to 100% of the guaranteed annual bonus. Mr. Tremblay received a discretionary bonus for 2012 of $342,875 for overall strong performance of Taubman Asia.

In addition, Mr. Tremblay received the following perquisites in 2012: housing costs and related insurance, personal expenses, club membership, automobile and related insurance, life insurance premium, long-term disability benefits, and supplemental medical benefits.

For a description of severance benefits and other terms, see “Named Executive Officer Compensation Tables-Potential Payments Upon Termination or Change-in-Control.”
Policy Regarding Retroactive Adjustments
Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to senior management in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee intends to adopt an appropriate recoupment policy following the approval of applicable regulations required by the Dodd-Frank Act.
Accounting and Tax Considerations
Deductibility of Executive Officer Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers (excluding the chief financial officer). However, the Company's chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of the Manager's compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company's compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the Company believes the payment of non-deductible compensation should not have a material adverse impact on the Company or its stockholders. For these reasons, the Committee's compensation policies and practices are not materially guided by considerations relating to Section 162(m).
Nonqualified Deferred Compensation
Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee's income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company's employment, severance and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties or interest.
Change in Control Payments
Section 280G of the IRC disallows a company's tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person's base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.
The Company's share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. Further, Ms. Payne and Mr. Kieras have employment agreements and/or change in control agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may constitute excess parachute payments. As noted earlier, the change in control agreements provide a full tax-gross up on benefits that exceed 110% of the limits set forth in Section 280G of the IRC.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the CD&A in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company's annual report on Form 10-K for the year ended December 31, 2012 and this proxy statement for the annual meeting.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Peter Karmanos, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2012, none of the Company's executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by the named executive officers in 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert S. Taubman	2012	850,000	—	7,703,119	1,700,000	39,853	10,292,972
Chairman, President and CEO	2011	718,893	—	2,034,045	981,290	38,874	3,773,102
	2010	697,954	—	2,114,597	917,685	38,706	3,768,942

Lisa A. Payne	2012	598,063	—	4,198,629	803,199	40,853	5,640,744
Vice Chairman and CFO	2011	580,644	—	1,232,831	688,064	40,080	2,541,619
	2010	563,732	—	1,281,577	744,860	38,200	2,628,369

William S. Taubman	2012	569,584	—	4,198,629	787,451	39,853	5,595,517
Chief Operating Officer	2011	552,994	—	1,232,831	655,299	38,874	2,479,998
	2010	536,888	—	1,281,577	709,390	48,706	2,576,561

René Tremblay	2012	685,750	527,500	—	342,875	574,451	2,130,576
President (Taubman Asia)

Stephen J. Kieras	2012	358,839	—	1,553,567	481,921	29,039	2,423,366
Senior Vice President, Development	2011	348,387	—	456,160	440,362	31,837	1,276,746
(Manager)	2010	338,240	—	474,175	446,917	28,688	1,288,020
 ______________

(1)
The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Stock Awards column for 2012 relate to restricted share units and performance share units granted in 2012 under the 2008 Omnibus Plan. Valuation assumptions used in determining the grant date fair value of 2012 awards are included in note 13 of the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

The grant date fair value of the performance share units granted in 2012 reflects the probable outcome of the award. The relative total shareholder feature of the performance share unit awards represents a “market condition” under applicable accounting requirements. As such, the grant date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, the Company employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding number of the contingent awards that would result. For the Annual PSUs, the simulation also takes into account the Company's common stock price at the grant date less the present value of the expected dividends during the vesting period, a risk-free interest rate of 0.43%, and a measurement period of 3 years. For the Special PSUs, the simulation also takes into account the Company's common stock price at the grant date less the present value of the expected dividends during the vesting period, a risk-free interest rate of 0.87%, and a measurement period of 5 years. The single grant date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant date fair value reported with respect to the performance share units.
The grant date fair value of each restricted share unit granted in 2012 is calculated as the closing price of the Company's common stock as of the grant date, less the present value of the expected dividends during the vesting period using a risk free interest rate of 0.43%.

(2)	The amounts earned in 2012, consisting of payments earned under the 2012 annual bonus program, were approved by the Committee on March 7, 2013. Payment of such bonus occurred on March 15, 2013.

(3)
Amounts for 2012 (excluding Mr. Tremblay) include $20,298 and $9,555 (or $8,741 for Mr. Kieras) contributed by the Company to such person's account in the 401(k) Plan and Supplemental Retirement Savings Plan, respectively. See “Nonqualified Deferred Compensation in 2012” for additional information on the Supplemental Retirement Savings Plan. Also includes the following perquisites: Robert Taubman (financial planning); Ms. Payne (financial planning and health club membership dues); and William Taubman (financial planning).

For Mr. Tremblay, amounts for 2012 include: housing costs and related insurance ($331,430), personal expenses ($160,000), club membership, travel, automobile and related insurance ($9,719), life insurance premium ($31,356), long-term disability benefits ($13,289), and supplemental medical benefits ($28,657).
Narrative Discussion of Summary Compensation Table
Employment Agreement-Ms. Payne.    See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of the employment agreement of Ms. Payne.
Employment Agreement and Related Agreements-Mr. Tremblay.  Mr. Tremblay is a named executive officer only in 2012 and therefore the Summary Compensation Table is only required to include his compensation information for 2012. Mr. Tremblay is subject to a different compensation program than the other named executive officers, as further described in “Compensation Discussion and Analysis-2012 Compensation-Mr. Tremblay.” See “Potential Payments Upon Termination or Change-in-Control” for additional information regarding the material terms of Mr. Tremblay's employment agreement with Taubman Asia Management Limited and the operating agreement for Taubman Properties Asia LLC. The employment agreement provides for an annual base salary of $650,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Tremblay with a target annual bonus of $527,500, with an earned bonus of 0% to 200% of such target, although he has a minimum guaranteed annual bonus for 2011 to 2013 of $527,500. Mr. Tremblay received a discretionary bonus for 2012 of $342,875 for overall strong performance of Taubman Asia. Further, due to his equity interest in Taubman Asia as well as his relatively high base salary, he does not participate in the Company's long-term incentive program. Mr. Tremblay's employment agreement also provides him significant perquisites.
Annual Stock Awards-Long-Term Incentive Program.    In 2010, 2011 and 2012, stock awards were made under the long-term incentive program, pursuant to which 50% of the dollar value of the long-term incentive award was paid in restricted share units and 50% of the dollar value of the long-term incentive award was paid in performance share units. In 2011 and 2012, the number of restricted share units and performance share units were determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date. In 2010, the Committee delayed the actual grant of its long-term incentive plan equity awards from its March 2, 2010 meeting until the annual meeting on May 21, 2010 in order to benefit from the 2008 Omnibus Plan amendment approved by shareholders on such date. However, the number of awards were still based on dividing the dollar award by the three-day average as of March 2, 2010.
Annual PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company's relative performance against the NARIET Index with respect to total shareholder return over a three-year period.
Special PSU Grants. Additionally in 2012, discretionary Special PSU awards were made to the named executive officers and certain other senior management. Special PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 400% of the target grant amount based on the Company's relative performance against the NAREIT Index with respect to total shareholder return over a five-year period.
Non-Equity Incentive Plan Compensation. For amounts earned in 2012, the Committee approved a bonus pool of 150% based on the objectives measures set forth above. Additionally, as contemplated by the bonus program, the Committee utilized its discretion to pay additional bonuses above 150% related to such performance metrics. The amounts earned in 2011 and 2010 also consisted of payments earned under the annual bonus program.

GRANTS OF PLAN-BASED AWARDS IN 2012
The following table provides information about equity and non-equity awards granted to the named executive officers in 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert S. Taubman	N/A	—	1,062,500	—	—	—	—	—	—
	2/29/2012	—	—	—	—	—	—	14,120	895,067
	2/29/2012	—	—	—	—	14,120	42,360	—	1,506,745
	2/29/2012	—	—	—	—	28,239	112,956	—	5,301,307
Lisa A. Payne	N/A	—	472,470	—	—	—	—	—	—
	2/29/2012	—	—	—	—	—	—	7,696	487,849
	2/29/2012	—	—	—	—	7,696	23,088	—	821,240
	2/29/2012	—	—	—	—	15,392	61,568	—	2,889,540
William S. Taubman	N/A	—	449,470	—	—	—	—	—	—
	2/29/2012	—	—	—	—	—	—	7,696	487,849
	2/29/2012	—	—	—	—	7,696	23,088	—	821,240
	2/29/2012	—	—	—	—	15,392	61,568	—	2,889,540
René Tremblay	—	—	527,500	1,055,000	—	—	—	—	—
Stephen J. Kieras	N/A	—	283,483	—	—	—	—	—	—
	2/29/2012	—	—	—	—	—	—	2,848	180,535
	2/29/2012	—	—	—	—	2,848	8,544	—	303,910
	2/29/2012	—	—	—	—	5,695	22,780	—	1,069,122
______________

(1)	The amounts in this column relate to the 2012 annual bonus program.

(2)	All awards in this column relate to performance share units under the 2008 Omnibus Plan, including the Annual PSUs and the Special PSUs.

(3)	All awards in this column relate to restricted share units under the 2008 Omnibus Plan.

(4)
See Note 1 to the Summary Compensation Table for information regarding the grant date fair value of each award. Each restricted share unit had a grant-date fair value of $63.39. Each Annual PSU had a grant-date fair value of $106.71 and each Special PSU had a grant-date fair value of $187.73.

Narrative Discussion of Grants of Plan-Based Awards in 2012

Mr. Tremblay.  Mr. Tremblay's employment agreement provides for a target annual bonus of $527,500, with an earned bonus of 0% to 200% of such target, although he has a minimum guaranteed annual bonus for 2011 to 2013 of $527,500. Mr. Tremblay's earned bonus for 2012 was $527,500. Mr. Tremblay does not participate in the long-term incentive program.

Annual Bonus Program.    For the 2012 annual bonus program, the Committee continued to move to a more flexible and subjective program. The Committee established the performance targets for bonuses between 50% to 150% of the target pool, with the Committee retaining full discretion to determine the bonus pool outside those performance parameters. Consistent with prior years, the Committee retained authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate. The 2012 annual bonus program was predicated on the Company's satisfaction of two annual performance measures, FFO per diluted share and Comp Center NOI growth.
The Committee utilizes a target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the Committee's subjective analysis of an individual's performance and other factors it deems relevant. Since there was no maximum established for the target bonus pool or the allocation of bonus amounts to individual members of senior management, the Company has determined not to disclose a maximum amount in the table above. Earned bonus amounts for 2012 were approved by the Committee on March 7, 2013; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
Long-Term Incentive Program.    50% of the dollar value of the long-term incentive award was paid in restricted share units and 50% of the dollar value of the long-term incentive award was paid in performance share units. The number of restricted share units and performance share units are generally determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date.
Restricted Share Unit Awards.    Each restricted share unit represents the right to receive upon vesting one share of the Company's common stock. All restricted share units granted in 2012 provide for vesting on March 1, 2015, subject to the terms of such award.
Annual PSUs.    Annual PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company's relative performance against members of a comparator group with respect to total shareholder return over a three-year period. Each performance share unit represents the right to receive upon vesting one share of the Company's common stock. The Annual PSU grants in 2012 utilize total shareholder return over a three-year period beginning February 29, 2012 and ending March 1, 2015, as the performance period. For grants in 2012, the Company used a comparator group consisting of companies in the NAREIT Index. Total shareholder return is measured using the 30-day average stock price before the beginning and end of the performance period to mitigate volatility for all comparator group members. All Annual PSUs granted in 2012 provide for vesting on March 1, 2015, subject to the terms of such award.
Special PSUs.    Special PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 400% of the target grant amount based on the Company's relative performance against members of a comparator group with respect to total shareholder return over a five-year period. Each performance share unit represents the right to receive upon vesting one share of the Company's common stock. The Special PSU grants utilize total shareholder return over a five-year period beginning February 29, 2012 and ending March 1, 2017, as the performance period. For the Special PSUs, the Company used a comparator group consisting of companies in the NAREIT Index. Total shareholder return is measured using the 30-day average stock price before the beginning and end of the performance period to mitigate volatility for all comparator group members. All Special PSUs granted in 2012 provide for vesting on March 1, 2017, subject to the terms of such award.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
The following table provides information on the current holdings of option and stock awards by the named executive officers as of December 31, 2012.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options/ SARs at Fiscal Year End ($)(1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert S. Taubman	Various	—	—	—	—	—	—	50,749	3,994,961	—	—
	2/29/2012	—	—	—	—	—	—	—	—	42,360	3,334,579
	2/29/2012	—	—	—	—	—	—	—	—	112,956	8,891,896
	3/2/2011	—	—	—	—	—	—	—	—	45,750	3,601,440
	5/21/2010	—	—	—	—	—	—	—	—	64,137	5,048,865
	2/27/2008	68,115	—	—	50.65	2/27/2018	1,911,988	—	—	—	—
	3/7/2007	60,376	—	—	55.90	3/7/2017	1,377,780	—	—	—	—
	3/8/2006	79,723	—	—	40.39	3/8/2016	3,055,783	—	—	—	—
	5/18/2005	99,202	—	—	31.31	5/18/2015	4,703,167	—	—	—	—
Lisa A. Payne	Various	—	—	—	—	—	—	29,896	2,353,413	—	—
	2/29/2012	—	—	—	—	—	—	—	—	23,088	1,817,487
	2/29/2012	—	—	—	—	—	—	—	—	61,568	4,846,633
	3/2/2011	—	—	—	—	—	—	—	—	27,729	2,182,827
	5/21/2010	—	—	—	—	—	—	—	—	38,871	3,059,925
William S. Taubman	Various	—	—	—	—	—	—	29,896	2,353,413	—	—
	2/29/2012	—	—	—	—	—	—	—	—	23,088	1,817,487
	2/29/2012	—	—	—	—	—	—	—	—	61,568	4,846,633
	3/2/2011	—	—	—	—	—	—	—	—	27,729	2,182,827
	5/21/2010	—	—	—	—	—	—	—	—	38,871	3,059,925
	2/27/2008	39,882	—	—	50.65	2/27/2018	1,119,488	—	—	—	—
	3/7/2007	34,213	—	—	55.90	3/7/2017	780,741	—	—	—	—
	5/15/2006	4,473	—	—	40.25	5/15/2016	172,076	—	—	—	—
	3/8/2006	42,338	—	—	40.39	3/8/2016	1,622,816	—	—	—	—
	5/18/2005	49,825	—	—	31.31	5/18/2015	2,362,203	—	—	—	—
René Tremblay	—	—	—	—	—	—	—	—	—	—	—
Stephen J. Kieras	Various	—	—	—	—	—	—	11,062	870,801	—	—
	2/29/2012	—	—	—	—	—	—	—	—	8,544	672,584
	2/29/2012	—	—	—	—	—	—	—	—	22,780	1,793,242
	3/2/2011	—	—	—	—	—	—	—	—	10,260	807,667
	5/21/2010	—	—	—	—	—	—	—	—	14,382	1,132,151
______________

(1)	Based upon the closing price of the Company's common stock on the NYSE on December 31, 2012 of $78.72.

(2)	Assumes the satisfaction of vesting and performance-based conditions.

(3)	The restricted share units vest as follows:

	March 1,
Name	2013	2014	2015
Robert S. Taubman	21,379	15,250	14,120
Lisa A. Payne	12,957	9,243	7,696
William S. Taubman	12,957	9,243	7,696
Stephen J. Kieras	4,794	3,420	2,848

(4)	Assumes the achievement of the maximum performance goal, which would result in (i) a 300% payout of the target Annual PSU grant and (ii) 400% payout of the target Special PSU grant.

OPTION EXERCISES AND STOCK VESTED IN 2012
The following table provides information about the value realized by the named executive officers on the exercise of option awards and the vesting of stock awards in 2012.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert S. Taubman	—	—	190,819	13,237,114
Lisa A. Payne	174,037	6,267,616	115,648	8,022,502
William S. Taubman	—	—	115,648	8,022,502
René Tremblay	—	—	—	—
Stephen J. Kieras	296,956	16,314,593	42,793	2,968,550
 ______________

(1)
The value realized is based on the number of options exercised multiplied by the difference between (A) the closing price of the common stock on the NYSE on the exercise date and (B) the exercise price.

(2)
Represents the vesting of restricted share units and performance share units. The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the common stock on the NYSE on the vesting date. The restricted stock units and performance share units vested on March 1, 2012 and the closing price of the common stock was $69.37.

NONQUALIFIED DEFERRED COMPENSATION IN 2012
The Company had the following nonqualified deferred compensation arrangements in 2012 relating to the named executive officers:
Supplemental Retirement Savings Plan
This plan provides benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation to $250,000 (as of December 31, 2012, as adjusted by the IRS from time to time) as required by the IRC. There are no employee contributions permitted under this plan. In addition to any Company contributions, the Company also credits earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A. Employees are vested in these contributions at the same time such employees vest in the matching contributions under the Company's 401(k) plan: 10% after the first year of service; 30% after two years of service; 50% after three years of service; 70% after four years of service; and 100% after five years of service. No withdrawals are permitted under the plan during employment.
Robert Taubman's Deferral of TRG Units
Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Robert Taubman, Mr. Taubman deferred his right to receive 871,262 TRG units pursuant to an incentive option granted to Mr. Taubman in 1992 that he exercised in 2002. Until the Deferred TRG units are distributed in full, Mr. Taubman receives distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. Taubman's cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual TRG units will be paid to Mr. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. The deferral agreement will terminate and actual TRG units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman's termination of employment within six months of such change of control.
Nonqualified Deferred Compensation in 2012
The table below provides information on the nonqualified deferred compensation of the named executive officers in 2012.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Robert S. Taubman	Supplemental Retirement Savings Plan	—	9,555	10,367		—	253,305
	Option Deferral Agreement	—	—	14,480,374	(5)	1,621,157	68,585,745
Lisa A. Payne	Supplemental Retirement Savings Plan	—	9,555	7,035		—	174,546
William S. Taubman	Supplemental Retirement Savings Plan	—	9,555	9,838		—	242,111
René Tremblay	—	—	—	—		—	—
Stephen J. Kieras	Supplemental Retirement Savings Plan	—	8,741	2,946		—	78,542
______________

(1)	The Company's contributions to the supplemental retirement savings plan in 2012 are included in the “All Other Compensation” column in the Summary Compensation Table for 2012.

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table.

(3)	Withdrawals and distributions are not reflected in the Summary Compensation Table.

(4)
For Messrs. Robert Taubman and William Taubman and Ms. Payne, $62,042 (or for Mr. Kieras, $55,996) was reported in the Summary Compensation Table since 2006 as compensation, in aggregate, all of which related to the Company's contributions to the supplemental retirement savings plan.

(5)
Represents a gain due to a $16.62 per share increase in the common stock price. The share price appreciation is with respect to the options previously exercised and the deferral of the underlying TRG units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The following section describes and quantifies potential payments and benefits to the named executive officers under the Company's compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.
Ms. Payne is party to an employment agreement and change of control agreement with the Company. Mr. Tremblay is party to an employment agreement and an operating agreement with subsidiaries of the Company. Mr.  Kieras has entered into a change of control agreement with the Company. Robert Taubman and William Taubman have not entered into such agreements.
Certain of the Company's compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “-Company Share-Based Plans” below. In addition, the Committee may authorize discretionary severance payments to its named executive officers upon termination.
Company Share-Based Plans
1992 Option Plan.    The Committee is authorized to accelerate the vesting of options at any time more than six months after the grant date. The Committee is also permitted to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.
If a participant's employment is terminated for cause, all vested and unvested options will be forfeited as of the termination date.
If a participant's employment with the Company is terminated for any reason, other than the death, disability, or retirement of such employee or for cause, (A) the participant's options that have not vested as of such termination date will be forfeited, and (B) the participant shall have 90 days (or such other period in the Committee's discretion) from the termination date to exercise vested options, subject to specified limitations.
Options held by an employee who dies while employed will vest immediately, and the beneficiary will have 730 days to exercise such options. Options held by an employee that becomes disabled or retires will also vest immediately upon such trigger event, and will be exercisable any time prior to the tenth anniversary of the date of grant.
Options will vest immediately upon the termination (without renewal) of the Manager's services agreement with TRG, upon any change in control of TRG, or upon TRG's permanent dissolution.
2008 Omnibus Plan.    The Committee has the authority to accelerate vesting of any of the applicable awards at any time.
The restricted share units will vest immediately if a participant's employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. If a participant's employment with the Company is terminated for any other reason, the restricted share units that have not vested as of such date will be forfeited.
Except with respect to the Special PSU awards, the performance share units will vest immediately if a participant's employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. The multiplier applicable to such vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death, disability or retirement, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. If a participant's employment with the Company is terminated for any other reason, the performance share units that have not vested as of such date will be forfeited.
The Special PSU awards will vest immediately if a participant's employment with the Company is terminated for death or disability, or upon a change of control of TRG. The multiplier applicable to such vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death or disability, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. If a participant's employment with the Company is terminated for any other reason, the performance share units that have not vested as of such date will be forfeited.
Deferred Compensation Plans and Arrangements
Supplemental Retirement Savings Plan.    Each of the named executive officers (except Mr. Tremblay) participates in the plan. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to nonqualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.
Robert Taubman's Deferral of TRG Units.    Beginning with the earlier of Mr. Taubman's cessation of employment for any reason or the ten-year anniversary of the date of exercise, the TRG units will be paid to Mr. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. The deferral agreement will terminate and the Deferred TRG units will be paid to Mr. Taubman in a single distribution of TRG units upon a change of control of TRG if followed by Mr. Taubman's termination of employment within six months of such change of control.
Change of Control Agreements
The agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.
Each agreement provides generally that the executive's terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, each agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive's share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become exercisable or payable.
After a change of control, if the executive's employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.
After a change of control, if the executive's employment is terminated by reason of the person's death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.
After a change of control, if the executive's employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive's annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.
The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment. The Company will additionally provide each executive with a full tax gross-up on the above benefits to the extent such benefits exceed 110% of the limits set forth in Section 280G of the Code.
Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company's employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.
Change of Control Agreement-Ms. Payne.    The change of control agreement supersedes Ms. Payne's employment agreement upon the occurrence of a change of control. Ms. Payne's change of control agreement is identical to the description set forth above in “Potential Payments Upon Termination or Change-in-Control-Change of Control Agreements,” except that to preserve an existing benefit under her employment agreement, such agreement provides that her termination of employment for any reason following a Change of Control or in anticipation of a Change of Control, is deemed to be Good Reason.
Employment Agreement-Ms. Payne
In January 1997, the Company entered into a three-year agreement with Ms. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Beginning on the second anniversary date of such initial term and continuing on each anniversary date thereafter, the employment agreement has been extended one-year (effectively resulting in a two-year employment agreement as of each extension date). The agreement will continue to be extended in such manner unless either party gives sufficient notice to the contrary. In June 2005, Ms. Payne became Vice Chairman in addition to her role as Chief Financial Officer.
The employment agreement provides for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually, as well as customary benefits and perquisites. The agreement also provides for Ms. Payne's participation in the Company's annual bonus program and other share-based compensation plans.
Pursuant to the agreement, if Ms. Payne's employment with the Company is terminated for any reason other than (1) Ms. Payne's voluntary termination of her employment, (2) death or disability or (3) a termination by the Company for cause, Ms. Payne shall be entitled to receive payment of her base salary and target cash bonus for the remaining term of her employment agreement, and all benefits granted to Ms. Payne under the Company's various compensation plans shall immediately vest in full. Ms. Payne shall also receive such payments if her termination of employment is within 90 days of any of the following events: (w) a change of control, (x) a substantial diminution of duties or responsibilities, (y) a change in title without consent and (z) a change in location of employment outside metro Detroit area. Payments under the clause will be reduced by amounts Ms. Payne receives from other employment during such payment period.
For any other termination, including for cause, voluntary termination without good reason, death or disability, Ms. Payne shall receive any amounts accrued to the date of termination and as provided for in Company's compensatory plans.
Employment Agreement-Mr. Tremblay

In October 2010, Taubman Asia Management Limited entered into an employment agreement with the initial term ending December 31, 2015 with Mr. Tremblay regarding his employment as President of Taubman Asia. Mr. Tremblay also agreed to serve on the board of directors of The Taubman Company Asia Limited for the term of his employment. The term of the employment agreement will be automatically extended by one-year as of the end of the initial term or any renewal term, unless either party provides written notice to decline such renewal at least 120 days prior to the end of such term.

The employment agreement provides for an annual base salary of $650,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Tremblay with a target annual bonus of $527,500, with an earned bonus of 0% to 200% of such target, although he has a minimum guaranteed annual bonus for 2011 to 2013 of $527,500. In addition, Mr. Tremblay is eligible to receive the following perquisites: housing costs and related insurance, personal expenses, club membership, school tuition fees for secondary school, relocation expenses, automobile and related insurance, life insurance premium, long-term disability benefits, and supplemental medical benefits.

Pursuant to the agreement, if Mr. Tremblay's employment with Taubman Asia Management Limited is terminated for any reason other than (1) Mr. Tremblay's voluntary termination of his employment for good reason (including specified change of control, relocation of employee or diminution of duties or responsibilities), (2) death or disability or (3) a termination by the Taubman Asia Management Limited for cause, Mr. Tremblay shall be entitled to receive payment of (i) his base salary, and his minimum guaranteed bonus or target bonus, until the earlier of two years after such termination or the remaining term under such agreement, and (ii) specified housing costs, personal expenses and health insurance coverage plan costs for three months after termination. Mr. Tremblay is required to seek comparable employment in good faith, and payments under the clause will be reduced by amounts Mr. Tremblay receives from other employment during such payment period.

In addition, in the case of any termination, Taubman Asia Management Limited is required to pay specified relocation costs if within three months following such termination Mr. Tremblay provides notice of his desire to move outside of Hong Kong.

Following expiration or termination of the agreement, Mr. Tremblay must execute a release of claims agreement and he will be subject to the non-competition, non-solicitation and confidentiality provisions set forth therein. The non-competition provisions are applicable for the remaining term of the agreement and, in specified circumstances, for a period of one year thereafter. In addition, Mr. Tremblay is subject to a non-solicitation provision for the term and for one year thereafter.

Operating Agreement for Taubman Properties Asia LLC-Mr. Tremblay

In October 2010, Mr. Tremblay obtained a 10% ownership interest in Taubman Properties Asia LLC, a consolidated subsidiary of the Company. He is entitled to 10% of Taubman Asia's distributions, with 85% of his distributions being withheld as contributions to capital. These withholdings will continue until he contributes and maintains his capital consistent with a 10% ownership interest, including all capital funded by TRG for Taubman Asia's operating and investment activities prior and subsequent to Mr. Tremblay obtaining his ownership interest. Mr. Tremblay's ownership interest will be reduced to 5% upon his cumulatively receiving a specified amount in distributions. TRG will have a preferred investment in Taubman Asia to the extent Mr. Tremblay has not yet contributed capital commensurate with his ownership interest. This preferred investment will accrue an annual preferential return equal to TRG's average borrowing rate (with the preferred investment and accrued return together being referred to herein as the preferred interest).

Taubman Asia has the ability to call, and the Asia President has the ability to put, the Asia President's ownership interest upon specified terminations of the Asia President's employment, although such put or call right may not be exercised for specified time periods after certain termination events. The redemption price for the ownership interest is generally a nominal amount through 2013 and subsequently 50% (increasing to 100% as early as May 2015) of the fair value of the ownership interest less the amount required to return the Operating Partnership's preferred interest. The Company has determined that the Asia President's ownership interest in Taubman Asia qualifies as an equity award, considering its specific redemption provisions, and accounts for it as a contingently redeemable noncontrolling interest, with a carrying value of zero at December 31, 2012.

For purposes of the table below, the Company assumes that it would redeem Mr. Tremblay's ownership upon any termination of employment. Since the equity interest has no value as of December 31, 2012, it is not listed in the table below.
Change of Control/Severance Payment Table
The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2012. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
Items Not Reflected in Table. The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus (except to the extent specifically noted in Ms. Payne's and Mr. Tremblay's employment agreement) and paid time off.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Amounts outstanding under the Company's 401(k) plan.

•
Supplemental Retirement Savings Plan.    If such participant's employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager's services agreement with TRG), or the Company accelerates such payment as of December 31, 2012, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2012” table.

•
Robert Taubman's Deferral of TRG Units.    If Mr. Taubman's employment is terminated for any reason as of December 31, 2012, the Deferred TRG units will be paid to Mr. Taubman in ten annual installments. If Mr. Taubman's employment is terminated within six months of a change of control, then the Deferred TRG units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2012” table.

Change of Control Payments-IRC Section 280G Valuation.    IRC Section 280G imposes tax sanctions for payments made by the Company that are contingent upon a change of control and equal to or greater than three times an executive's most recent five-year average annual taxable compensation (the “base amount”). If tax sanctions apply, all payments above the base amount become subject to a 20% excise tax (paid by the executive) and are ineligible for a tax deduction by the Company. Key assumptions of the analysis include:

•	Change of control and termination of employment occurs as of December 31, 2012; and

•
The only applicable payments are cash severance (2.5x salary plus annual cash bonus, with the cash bonus being the highest annual cash bonus earned in the prior three years), welfare benefits (10% of base salary), one year of outplacement services (20% of base salary), and accelerated vesting of options, restricted share units and performance share units.

Other Notes Applicable to Table.

•
The 1992 Option Plan and 2008 Omnibus Plan provide for the acceleration of vesting of share-based awards upon retirement, death, disability or a change of control. In addition, for Ms. Payne, such share-based awards will vest upon a termination by the Company without cause. The closing price of the Company's common stock on December 31, 2012 was $78.72. The table reflects the intrinsic value of such acceleration, which is

•	for each unvested option, $78.72 less the exercise price (the table does not reflect the intrinsic value of vested options, which is set forth in “-Outstanding Equity Awards At December 31, 2012”),

•	for each unvested restricted share unit, $78.72, and

•	for each performance share unit

◦
in the case of death or disability (or retirement, for the Annual PSU grants), $78.72 per performance share unit for 2012 Annual PSU and Special PSU awards (1x multiplier), $78.72 multiplied by 3.0 per performance share unit for 2011 awards (the multiplier as of December 31, 2012 for the 2011 awards), and $78.72 multiplied by 3.0 per performance share unit for the 2010 awards (the multiplier as of December 31, 2012 for the 2010 awards), and

◦
in the case of a change of control and for Ms. Payne upon a termination by the Company without cause, $78.72 multiplied by 1.92 per performance share unit for the 2012 Annual PSU awards (the multiplier as of December 31, 2012 for the 2012 awards), 3.35 per Special PSU awards (the multiplier as of December 31, 2012 for the 2012 awards), 3.0 per performance share unit for the 2011 awards (the multiplier as of December 31, 2012 for the 2011 awards) or 3.0 per performance share unit for the 2010 awards (the multiplier as of December 31, 2012 for the 2010 awards).

•
The Committee has discretion to accelerate the vesting of options (six months after the grant date), restricted share unit and performance share unit awards to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

•
For a termination following a change of control, the table below assumes such termination is other than for cause, death or disability, or due to the executive resigning for good reason, or upon certain terminations in connection with or in anticipation of a change of control.

•	None of the named executive officers are eligible for retirement and therefore termination due to retirement is not included in the table below.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

CHANGE OF CONTROL AND SEVERANCE PAYMENTS

	Cash Severance ($)	Miscellaneous Benefits ($)(1)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)	Annual Disability Benefits ($)	280G Tax Gross Up ($)	Total ($)(6)
Robert S. Taubman(2)
Death	—	—	15,979,766	1,400,000	—	—	17,379,766
Disability	—	—	15,979,766	—	360,000	—	16,339,766
Change of control	—	—	22,226,360	—	—	—	22,226,360
Lisa A. Payne(3)
Termination without cause	2,141,066	—	12,818,412	—	—	—	14,959,478
Death	—	—	9,413,652	1,400,000	—	—	10,813,652
Disability	—	—	9,413,652	—	360,000	—	9,773,652
Change of control	3,308,975	261,290	12,818,412	—	—	3,876,697(5)	20,265,374
William S. Taubman(2)
Death	—	—	9,413,652	1,400,000	—	—	10,813,652
Disability	—	—	9,413,652	—	360,000	—	9,773,652
Change of control	—	—	12,818,412	—	—	—	12,818,412
Rene Tremblay(4)
Termination without cause	2,426,500	168,631	—	—	—	—	2,595,131
Termination by executive for good reason	2,426,500	168,631	—	—	—	—	2,595,131
Death	—	—	—	1,400,000	—	—	1,400,000
Disability	—	—	—	—	133,800	—	133,800
Change of control	2,426,500	168,631	—	—	—	—	2,595,131
Stephen J. Kieras(2)
Death	—	—	3,483,124	1,400,000	—	—	4,883,124
Disability	—	—	3,483,124	—	360,000	—	3,843,124
Change of control	1,985,389	156,774	4,742,912	—	—	1,911,691(5)	8,796,766
______________

(1)	Amount includes the value of continuing health and welfare benefits for 30 months after December 31, 2012 and outplacement services for one year after
December 31, 2012.

(2)
Except as specified in “-Items Not Reflected in Table,” such person does not receive any additional payments if (A) he voluntarily terminates his employment, or (B) his employment is terminated by the Company with or without cause.

(3)
Except as specified in “-Items Not Reflected in Table”, she does not receive any additional payments if (A) she voluntarily terminates such employment, or (B) her employment is terminated by the Company with cause.

(4)
Except as specified in “-Items Not Reflected in Table”, he does not receive any additional payments if (A) he voluntarily terminates such employment without good reason, or (B) his employment is terminated by the Company with cause.

(5)	Ms. Payne and Mr. Kieras each are eligible for a 280G tax gross up.

(6)	For terminations due to disability, the total amounts only include one year of disability benefits. In actuality, such amount will be paid on an annual basis.

RELATED PERSON TRANSACTIONS
Policies and Procedures
To assist the Company in complying with its disclosure obligations and to enhance the Company's disclosure controls, the Board approved a formal policy in December 2006 regarding related person transactions, which generally reflects the historical process and procedures utilized by the Company on an informal basis. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company's Voting Stock) since the beginning of the Company's last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company's proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to the Company's General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, the Company's financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.
From January 1, 2012 through the date hereof, the Company's related person transactions were solely with the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company's involvement in such transactions were on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and were in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Robert Taubman and William Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company's strategies with respect to such transactions.
Related Person Transactions
The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by A. Alfred Taubman, the Company's largest shareholder, former Chairman of the Board and the father of Robert and William Taubman. Sunvalley's partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent. Sunvalley is subject to a ground lease on the land, which is owned by Taubman Land Associates LLC (Taubman Land). Taubman Land is owned 50% by an affiliate of TRG and 50% by an entity owned and controlled by Robert Taubman, William Taubman and Gayle Taubman Kalisman.  Rent was $1.6 million for 2012, with 1.5% increases commencing January 1, 2014.
A. Alfred Taubman and certain of his affiliates receive various management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $3.2 million in 2012.
During 2012, the Manager paid approximately $2.7 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Taubman, Robert Taubman and William Taubman have financial interests. The office lease, which was renewed in 2004 effective May 1, 2005, terminates in April 2015; the lease was amended in December 2012 to include additional space. The lease also provides for a five-year renewal option at the end of the term. Effective May 1, 2005, the first year annual rent was $1.4 million, the second to fifth years' rent is $2.4 million per year and the sixth to tenth years' rent is $2.6 million per year, with an additional $0.2 million added to the last 2 ½ years for additional space added in December 2012.
Taubman Ventures Management, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman (collectively, the “Taubman Family”), utilize a portion of the Manager's Bloomfield Hills, Michigan offices and a portion of the Manager's New York offices. For the use of the office space, they paid the Manager approximately $333,000 in 2012, representing their pro rata share of the total occupancy costs. In addition, employees of Taubman Ventures Management, Mr. A. Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager's benefit program, participants paid the Manager approximately $971,000 in 2012, representing 100% reimbursement of the costs associated with their employees' participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $128,000 refund paid by the Manager due to a health and dental surplus as a result of lower claims. This refund was calculated based on the participants' share of participating employees in the benefit program.

The Manager leases a corporate plane for business use and was reimbursed approximately $543,000 in 2012 by the Taubman Family for personal use of the corporate plane, representing 100% of the incremental costs of such use. See “Compensation Discussion and Analysis-2012 Compensation Determinations-Perquisites” for information on calculating incremental cost to the Company in respect of corporate plane use.
At the time of the Company's initial public offering and its acquisition of its partnership interest in TRG, the Company entered into an agreement (the Cash Tender Agreement) with A. Alfred Taubman, who owns an interest in TRG, whereby he has the annual right to tender to the Company TRG units (provided that the aggregate value is at least $50 million) and cause the Company to purchase the tendered interests at a purchase price based on its market valuation on the trading date immediately preceding the date of the tender. At Mr. A. Taubman's election, his family may participate in tenders. The Company will have the option to pay for these interests from available cash, borrowed funds, or from the proceeds of an offering of common stock. Generally, the Company expects to finance these purchases through the sale of new shares of its stock. The tendering partner will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for the sole benefit of the Company. The Company accounts for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of the Company's stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2012 of $78.72 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $1.9 billion. The purchase of these interests at December 31, 2012 would have resulted in the Company owning an additional 27% interest in TRG.

AUDIT COMMITTEE DISCLOSURE
The Audit Committee acts under a written charter available at www.taubman.com under Investing-Corporate Governance. Each of the members of the Audit Committee is independent under the Company's Corporate Governance Guidelines and as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE.
As described more fully in its charter, the Audit Committee is responsible for providing independent, objective oversight and review of the Company's accounting and financial reporting functions, including monitoring the effectiveness of the Company's internal control over financial reporting, disclosure controls and internal audit function. Management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.
The responsibilities of the Audit Committee include engaging an accounting firm to be the Company's independent registered public accounting firm and establishing the terms of retention, including compensation. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm's report on, each audit of the Company's financial statements;

•	the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

•
the continued independence of the Company's independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services
The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company's independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

Fees of the Independent Registered Public Accounting Firm
The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2012 and 2011. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG's independence.

	2012 ($)	2011 ($)
Audit Fees	1,705,839	1,333,277
Audit-Related	21,250	230,568
Tax Fees	11,353	67,163
Other Fees	─	38,407

Total Fees	1,738,442	1,669,415

Audit Fees. Audit fees relate to professional services rendered by KPMG for the audits of the Company's annual financial statements and the Company's internal control over financial reporting, review of the financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. Audit fees in 2012 and 2011 also include fees for services related to the Company's equity offerings. The table includes $674,200 and $649,600 in 2012 and 2011, respectively, related to individual shopping center audit reports.
Audit-Related Fees. Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company's financial statements. In 2012, these audit-related services primarily consisted of the audit of an employee benefit plan. In 2011, these audit-related services consisted of services related to the Company's acquisitions of centers and Taubman TCBL, in addition to audits of an employee benefit plan and the South Korea branch office.
Tax Fees. Tax fees in 2012 and 2011 relate to tax consulting and compliance services for certain tax filings.
Other Fees. Other fees in 2011 relate to advisory services regarding an analysis of enterprise risk management.

REPORT OF THE AUDIT COMMITTEE
In connection with the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the consolidated financial statements to be included therein, the Audit Committee has:
(1) reviewed and discussed the audited consolidated financial statements with management;
(2) discussed with KPMG, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and
(3) received the written disclosures and letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence with respect to the Company.
Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.
The Audit Committee
Jerome A. Chazen, Chairman
William U. Parfet
Ronald W. Tysoe

PROPOSAL 2 -
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013
Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock entitled to vote on the record date. KPMG has served as the Company's independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by the Company's shareholders at the respective annual meetings. See “Audit Committee Disclosure” for a description of fees in 2012 and 2011 and other matters related to KPMG's provision of services to the Company.
The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 3 -
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Our Board of Directors proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC's rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.
As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of such persons with shareholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.
Please read the “Compensation Discussion and Analysis,” beginning on page 21 (which includes an Executive Summary), and the “Named Executive Officer Compensation Tables,” beginning on page 36, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2012.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ADDITIONAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, its executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Company's equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on the Company's review of the insiders' forms furnished to the Company or filed with the SEC and representations made by the directors and executive officers of the Company, no insider failed to file on a timely basis a Section 16(a) report in 2012 except Mr. Chazen filed one late Form 4 (reporting three transactions regarding the Company's redemption of Series G preferred stock) and Ms. Payne filed one late Form 4 (reporting two transactions regarding the Company's redemption of Series G and Series H preferred stock).
The Board has determined that the current members of the Compensation Committee qualify as non-employee directors as defined in Rule 16b-3 of the Exchange Act.
Cost of Proxy Solicitation
The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request brokers, banks and other nominees to send the Notice and/or proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company's directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $12,500 (excluding expenses).
Presentation of Shareholder Proposals and Nominations at 2014 Annual Meeting
Any shareholder proposal intended to be included in the Company's proxy statement and form of proxy for the 2014 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on December 17, 2013, and must otherwise be in compliance with the requirements of the SEC's proxy rules.
Any director nomination or shareholder proposal of other business intended to be presented for consideration at the 2014 annual meeting, but not intended to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Company at the address stated above between January 29, 2014 and the close of business on February 28, 2014 to be considered timely. However, if the 2014 annual meeting occurs more than 30 days before or 60 days after May 29, 2014, the Company must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2014 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2014 annual meeting, and (B) not earlier than the 120th day prior to the 2014 annual meeting. See “Board Matters-Committees of the Board-Nominating and Corporate Governance Committee” for further information on the advance notice provisions set forth in the By-laws.
Householding
The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. This “householding” practice reduces the Company's printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2012 annual report and 2013 proxy statement, as follows:

•	Shareholders owning their Voting Stock through a broker, bank or other nominee should contact such record holder directly; and

•
Shareholders of record should contact Broadridge Investor Communications Solutions, toll-free at 1-800-542-1061, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2012 Annual Report
The Annual Report of the Company for the year ended December 31, 2012, including financial statements for the three years ended December 31, 2012 audited by KPMG, LLP, the Company's independent registered public accounting firm, is being furnished with the proxy statement through the Internet, via e-mail or by paper delivery. See “About the Meeting-How can I access the Company's proxy materials and other reports filed with the SEC?” for further information about delivery of the 2012 annual report.
We urge you to vote promptly to save us the expense of additional solicitation.
By Order of the Board of Directors,
Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer
April 9, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2013 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on May 28, 2013 for registered and Series B Preferred shareholders. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

TAUBMAN CENTERS, INC. 200 EAST LONG LAKE RD. SUITE 300 BLOOMFIELD HILLS, MI 48304-2324	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Taubman Centers, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2013 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on May 28, 2013 for registered and Series B Preferred shareholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLANK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees

01 Jerome A. Chazen 02 Craig M. Hatkoff	03 Ronald W. Tysoe

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2013.					☐	☐	☐
3. Advisory approval of the named executive officer compensation.					☐	☐	☐

NOTE: Election of Nominees above is for a three-year term.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Date				Date
Signature (PLEASE SIGN WITHIN BOX)				Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .
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THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - MAY 29, 2013

The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Wednesday, May 29, 2013 and at any adjournment or postponement, and to vote at such meeting the shares of Common Stock and Series B Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.

EXCEPT AS SET FORTH BELOW FOR SHARES HELD IN THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE RETIREMENT SAVINGS PLAN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1), (2) AND (3) IF THIS PROXY IS PROPERLY EXECUTED AND NO INSTRUCTION IS PROVIDED FOR SUCH ITEM(S).

This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Taubman Stock Fund in The Taubman Company and Related Entities Employee Retirement Savings Plan (the 401(k) Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on May 23, 2013 the 401(k) Plan's Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the 401(k) Plan.

Continued and to be signed on reverse side